The prospectus is filed pursuant to Rule 424(b)(4)

File Number 333-125465

                                   PROSPECTUS

                              BLUEGATE CORPORATION
                       701 North Post Oak Road, Suite 630
                              Houston, Texas 77024
               voice: (713) 686-1100          fax: (713) 682-7402

                        2,868,630 Shares of Common Stock

     This prospectus relates to the sale of up to 2,868,630 shares of our common stock by Selling Stockholders. We will not receive proceeds from the sale of our shares by the Selling Stockholders. However, we may receive proceeds from the exercise of the options and warrants overlying the common stock. If the all the options and warrants are exercised, we may receive $1,708,630.

     Our common stock is traded on the OTCBB under the trading symbol BGAT."

     INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CONSIDER CAREFULLY THE RISK FACTORS BEGINNING ON PAGE 6 OF THIS PROSPECTUS BEFORE MAKING A DECISION TO PURCHASE OUR STOCK.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                    The date of this Prospectus is June 24, 2005

                                TABLE OF CONTENTS


                                                                Page

Available Information                                           5
Prospectus Summary                                              5
Risk Factors                                                    6
Information Regarding Forward-Looking Statements                9
Use of Proceeds                                                 9
Description of Business                                         9
Description of Property                                         16
Financial Statements                                            16 and F-1
Management's Discussion and Analysis                            17
Market for Common Equity and Related Stockholder Matters        21
Directors, Executive Officers, Promoters and Control Persons    22
Executive Compensation                                          24
Security Ownership of Certain Beneficial Owners and Management  27
Certain Relationships and Related Transactions                  30
Description of Securities                                       31
Selling Stockholders                                            31
Plan of Distribution                                            32
Changes In and Disagreements With Accountants
    on Accounting and Financial Disclosure                      34
Legal Proceedings                                               34
Interest of Named Experts and Counsel                           34
Disclosure of Commission Position on Indemnification
    for Securities Act Liabilities                              34

                              AVAILABLE INFORMATION

     We are currently subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). We file periodic reports, proxy materials and other information with the Securities and Exchange Commission (the "Commission"). In addition, we will furnish stockholders with annual reports containing audited financial statements certified by our independent accountants and interim reports containing unaudited financial information as it may be necessary or desirable. We will provide without charge to each person who receives a copy of this prospectus, upon written or oral request, a copy of any information that is incorporated by reference in this prospectus (not including exhibits to the information that is incorporated by reference unless the exhibits are themselves specifically incorporated by reference). Such request should be directed to: Manfred Sternberg, CEO and President, 701 North Post Oak Road, Suite 630, Houston, Texas 77024, voice:
(713) 686-1100 fax: (713) 682-7402. Our Web site is www.bluegate.com.

     We have filed with the Commission a Registration Statement under the Securities Act of 1933, as amended (the "Securities Act") with respect to the securities offered by this prospectus. This prospectus does not contain all of the information set forth in the Registration Statement, parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to us and this offering, reference is made to the Registration Statement, including the exhibits filed therewith, that may be inspected without charge at the public reference room maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, tel. 1-800-SEC-0330. Copies of such material may also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates (the Commission may be moving to 100 F Street N.E., Washington , D.C. 20549 in the near future).

     The Web site of the Commission is www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. Visitors to the Commission's Web site may access such information by searching the EDGAR database.

                               PROSPECTUS SUMMARY

     We have developed a secured virtual private network ("VPN")for healthcare organizations and physician offices that is HIPAA compliant (Health Insurance Portability and Accountability Act). In 2004, we filed an amendment to our Articles of Incorporation to change our name to Bluegate Corporation. Our former name was Crescent Communication, Inc. In this prospectus, we refer to ourselves as "Bluegate," "We," Us," "Our" and the "Company." References to our common stock herein give effect to our 20:1 reverse stock split which occurred in 2004. In 2004, we took corporate action to increase the number of our authorized shares of common stock to 50,000,000 shares of common stock. Our executive offices are located at: Bluegate Corporation, 701 North Post Oak Road, Suite 630, Houston, Texas 77024, voice: (713) (713) 686-1100 fax: (713) 682-7402

     Our growth is dependent on our attaining profit from our operations and our raising capital through the sale of stock or debt. There is no assurance that we will be able to raise any equity financing or sell any of our services at a profit. Our functional currency is the U.S. dollar. Our independent auditors included an explanatory paragraph in their report, dated March 28, 2005, indicating substantial doubt exists relating to our ability to continue as a going concern.

     Our stock is traded on the OTCBB.  Our trading symbol is "BGAT."

     We are a provider of information technology ("IT") outsourcing and managed security solutions for the healthcare industry. All of our services are compliant with the Health Insurance Portability and Accountability Act
("HIPAA").   We call our HIPAA business "HIT" (Healthcare Information
Technology). We have reached the milestone of 1,000 member physicians in our secure medical network. We have created and we operate the first high-speed broadband VPN (Virtual Private Network) designed exclusively for the health-care industry's bandwidth-devouring applications and privacy requirements. Our HIPAA-compliant managed security solution utilizes monitored security appliances and software to extend hospitals' medical-grade networks all the way to the edge, including every physician and facility they touch -- ensuring each is as secure as the hospital itself.

     Our member physicians are from independent private medical practices throughout Texas and portions of Louisiana and utilize an array of our monitored security appliances and services, including: secured Internet services; managed firewall and virtual private networks (VPN); physician practice network maintenance; and IT outsourcing for medical practices and hospitals.

     Physicians need a devoted, secure, standardized medical-grade connection with 24/7 maintenance and support. We provide a cost-effective, efficient way for hospitals, clinics, laboratories and other healthcare providers to transmit confidential documents, images and other sensitive patient information across the Internet to and from physicians and patients to enable physicians to comply with HIPAA. Our medical-grade network has superior availability and allows medical practices to reduce the time and costs associated with network connectivity.

     We provide a competitive advantage to physicians and their medical practices in that HIT allows remote access into their own networks for them to check diagnoses and procedures remotely, transmit images, manage prescriptions and expedite communication among healthcare providers which ultimately enhances patient care. Additionally, HIT offers physician office managers the ability to access their network off-site 24/7 so they can run reports and process claims at their convenience.

     With the achievement of our 1,000 membership milestone, we are now in a position to begin the next phase of our business strategy which is to deliver key medical-focused content and applications using HIT. We plan to fill the HIT pipeline with content such as imaging systems, diagnostic capabilities, digital dictation, document imaging in ASP and client server, off-site data back-up, charge capture systems, and clinical decision support databases. We also are positioning our member physicians to seamlessly participate in the growing effort to create Regional Healthcare Information Organizations (RHIO) around the country as part of the National Healthcare Infrastructure Initiative (NHII) which should likely include economic incentives for providers to invest in information technology."

                                  RISK FACTORS

     You should carefully consider the following risk factors before purchasing our common stock. The risks and uncertainties described below are not the only ones we face. There may be additional risks and uncertainties that are not known to us or that we do not consider to be material at this time. If the events described in these risks occur, our business, financial condition and results of operations would likely suffer. This prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results may differ significantly from the results discussed in the forward-looking statements. This section discusses the business risk factors that might cause those differences.

RISKS RELATED TO OUR FINANCIAL OPERATIONS:

OUR PAST LOSSES RAISE DOUBTS ABOUT OUR ABILITY TO OPERATE PROFITABLY OR CONTINUE AS A GOING CONCERN.

     We have experienced substantial operating losses. We expect to incur significant operating losses until sales increase. We will also need to raise sufficient funds to finance our activities. We may be unable to achieve or sustain profitability. Our independent auditors included an explanatory paragraph in their report, dated March 28, 2005, indicating substantial doubt about our ability to continue as a going concern. These factors raise substantial doubt exists relating to our ability to continue as a going concern.

OUR EXPECTED FUTURE LOSSES RAISE DOUBTS ABOUT OUR ABILITY TO CONTINUE AS A GOING CONCERN UNLESS WE CAN RAISE CAPITAL.

     Future events may lead to increased costs that could make it difficult for us to succeed. To raise additional capital, we may sell additional equity securities, or accept debt financing or obtaining financing through a bank or other entity. There is no limit as to the amount of debt we may incur. Additional financing may not be available to us or may not be available on terms acceptable to us. If additional funds are raised through the issuance of additional stock, there may be a significant dilution in the value of our outstanding common stock.

WE MAY NOT BE ABLE TO RAISE THE REQUIRED CAPITAL TO CONDUCT OUR OPERATIONS.

     We may require additional capital resources in order to conduct our operations. If we cannot obtain additional funding, we may make reductions in the scope and size of our operations. In order to grow and expand our business, and to introduce our services to the marketplace, we will need to raise additional funds.

RISKS RELATED TO OUR BUSINESS OPERATIONS:

COMPETITION.

     Many of our competitors have greater financial, marketing and information technology resources than we do. The current scope of our operations is limited to Texas and Louisiana. We could easily lose our first-to-market advantage if larger competitors aggressively entered the HIPAA compliance marketplace.

IF WE DO NOT KEEP PACE WITH OUR COMPETITORS AND WITH TECHNOLOGICAL AND MARKET CHANGES, OUR SERVICES MAY BECOME OBSOLETE AND OUR BUSINESS MAY SUFFER.

     The market for our services is competitive and could be subject to rapid technological changes. We believe that there are potentially many competitive approaches being pursued, including some by private companies from which information is difficult to obtain. Many of our competitors have significantly greater resources and more services that directly compete with our services. Our competitors may have developed, or could in the future develop, new technologies that compete with our services even render our services obsolete.

WE COULD HAVE SYSTEMS FAILURES THAT COULD ADVERSELY AFFECT OUR BUSINESS.

     Our business depends on the efficient and uninterrupted operation of our VPN, computer and communications hardware systems and infrastructure.

Although we have taken precautions against systems failure, interruptions could result from natural disasters as well as power losses, Internet failures, telecommunications failures and similar events. Our systems are also subject to human error, security breaches, computer viruses, break-ins, "denial of service" attacks, sabotage, intentional acts of vandalism and tampering designed to disrupt our computer systems. We also lease telecommunications lines from local and regional carriers, whose service may be interrupted. Any damage or failure that interrupts or delays network operations could materially and adversely affect our business.

OUR BUSINESS COULD BE ADVERSELY AFFECTED IF WE FAIL TO ADEQUATELY ADDRESS SECURITY ISSUES.

     We have taken measures to protect the integrity of our technology infrastructure and the privacy of confidential information. Nonetheless, our technology infrastructure is potentially vulnerable to physical or electronic break-ins, viruses or similar problems. If a person or entity circumvents its security measures, they could jeopardize the security of confidential information stored on our systems, misappropriate proprietary information or cause interruptions in our operations. We may be required to make substantial additional investments and efforts to protect against or remedy security breaches. Security breaches that result in access to confidential information could damage our reputation and expose us to a risk of loss or liability.

RISKS RELATED TO OUR  SECURITIES:

THE SHARES AVAILABLE FOR SALE BY THE SELLING STOCKHOLDERS COULD SIGNIFICANTLY REDUCE THE MARKET PRICE OF OUR COMMON STOCK.

     A total of 2,868,630 shares of our common stock are being registered for resale under this prospectus. The market price of our common stock could drop if a substantial amount of these shares are sold in the public market. A drop in the market price will reduce the value of your investment.

SELLING STOCKHOLDERS MAY SELL SECURITIES AT ANY PRICE OR TIME WHICH COULD REDUCE THE MARKET PRICE OF OUR COMMON STOCK.

     After effectiveness of this prospectus, the Selling Stockholders may offer and sell their shares at a price and time determined by them. The timing of sales and the price at which the shares are sold by the Selling Stockholders could have an adverse effect upon the public market for our common stock.

SINCE WE HAVE NOT PAID ANY DIVIDENDS ON OUR COMMON STOCK AND DO NOT INTEND TO DO SO IN THE FUTURE, A PURCHASER OF OUR COMMON STOCK WILL ONLY REALIZE A GAIN ON HIS INVESTMENT IF THE MARKET PRICE OF OUR COMMON STOCK INCREASES.

     We have never paid, and do not intend, to pay any cash dividends on our common Stock for the foreseeable future. An investor in this offering, in all likelihood, will only realize a profit on his investment if the market price of our common stock increases in value.

BECAUSE SHARES OF OUR COMMON STOCK MAY MOST LIKELY TRADE UNDER $5.00 PER SHARE, THE APPLICATION OF THE PENNY STOCK REGULATION COULD ADVERSELY AFFECT THE MARKET PRICE OF OUR COMMON STOCK AND MAY AFFECT THE ABILITY OF HOLDERS OF OUR COMMON STOCK TO SELL THEIR SHARES.

     Our securities may be considered a penny stock. Penny stocks generally are defined as securities with a price of less than $5.00 per share other than securities registered on national securities exchanges or quoted on the Nasdaq stock market, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. Our securities may be subject to penny stock rules that impose additional sales practice requirements on broker-dealers who sell penny stock securities to persons other than established customers and accredited investors. For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of penny stock securities and have received the purchaser's written consent to the transaction prior to the purchase. For any transaction involving a penny stock, unless exempt, the penny stock rules require the delivery, prior to the transaction, of a disclosure schedule prescribed by the Commission relating to the penny stock market. The broker-dealer also must disclose the sales commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Monthly statements must be sent by the broker-dealer disclosing recent price information on the limited market in penny stocks. The penny stock rules may restrict the ability of broker-dealers to sell our securities and may have the effect of reducing the level of trading activity of our common stock in the public market.

SHARES ELIGIBLE FOR FUTURE SALE MAY ADVERSELY AFFECT THE MARKET.

     From time to time, certain of our stockholders may be eligible to sell all or some of their shares of restricted common stock by means of ordinary brokerage transactions in the open market pursuant to Rule 144. Any substantial sale of our common stock pursuant to Rule 144 or pursuant to any resale prospectus may have material adverse effect on the market price of our securities.

RISKS RELATED TO OUR CORPORATE GOVERNANCE:

OUR OFFICERS AND DIRECTORS HAVE LIMITED LIABILITY AND HAVE INDEMNITY RIGHTS.

     The Nevada Revised Statutes, our Articles of Incorporation and our By-Laws provide that we may indemnify our officers and directors against losses or liabilities which arise in their corporate capacity. The effect of these provisions could be to dissuade lawsuits against our officers and directors.

                INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

     Some of the statements contained in this prospectus, including, without limitation, statements containing the words "believes," "anticipates," "expects," and other words of similar import, are "forward-looking statements." Forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance, or achievements expressed or implied by forward-looking statements. Given these uncertainties, readers are cautioned not to place undue reliance on forward-looking statements. In addition to the forward-looking statements contained in this prospectus, the following forward-looking factors could cause our future results to differ materially from our forward-looking statements: market acceptance of our services, competition, the availability of capital and financing, changes in technology, changes in government regulation and government compliance.

                                 USE OF PROCEEDS

     We will pay for the cost of registering the shares of common stock in this offering. We will not receive any proceeds from the sale of the common stock by the Selling Stockholders. However, we may receive proceeds from the exercise of the options and warrants overlying the common stock. If all the options and warrants overlying the common stock in this offering, we will receive proceeds in the aggregate amount of $$1,708,630. We will use such proceeds for general corporate purposes and working capital.


                             DESCRIPTION OF BUSINESS

INTRODUCTION

     We have developed a secured VPN for the healthcare enterprise and the physician's office that will be HIPAA compliant. Our Web site is www.bluegate.com. In 2004, we filed an amendment to our Articles of Incorporation to change our name to Bluegate Corporation. Our former name was Crescent Communication, Inc. In this prospectus, we refer to ourselves as

"Bluegate", "We", Us" and "Our." References to our common stock herein give effect to our 20:1 reverse stock split which occurred in 2004. In 2004, we took corporate action to increase the number of our authorized shares of common stock to be 50,000,000 shares of common stock.

     Our executive offices are located at: Bluegate Corporation, 701 North Post Oak Road, Suite 630, Houston, Texas 77024, tel. voice: (713) 686-1100 fax:
713-682-7402. Our Web site is www.bluegate.com.

     Our growth is dependent on attaining profit from our operations and our raising capital through the sale of stock or debt. There is no assurance that we will be able to raise any equity financing or sell any of our services at a profit.

     Our functional currency is the U.S. dollar. Our independent auditors included an explanatory paragraph in their report, dated March 28, 2005, indicating substantial doubt exists relating to our ability to continue as a going concern.

     Our stock is traded on the OTCBB. Our trading symbol is "BGAT."

CORPORATE HISTORY

     On June 21, 2004, we sold our Internet Service Provider ("ISP") customer base. Under the terms of the ISP sales agreement, the total sales price was $1,150,000, consisting of $900,000 of up-front cash paymants and $250,000 in the form of a one-year promissory note due June 2005. During the due diligence period prior to June 21, 2004, the buyer loaned us $400,000 which was repaid by crediting $400,000 to the purchase price.

     We decided to exit the ISP business to concentrate on our HIPAA business. The ISP business had become a commodity business. However, we believe that HIPAA service providers will have a big future. In 1996, Congress passed the Health Insurance Portability and Accountability Act ("HIPAA"). Two of the many features of HIPAA were a mandate that the healthcare industry move toward using electronic communication technology to streamline and reduce the cost of healthcare, and a requirement that healthcare providers treat virtually all healthcare information as confidential, especially when electronically transmitted. In 2003, a minority amount of our revenue was from our HIPAA business. In 2004, a majority of our revenue was from our HIPAA business. In 2005 we anticipate that over 90% of our revenue will be from our HIPAA business.

     In 2004, we contracted with the largest healthcare system in Texas, Memorial Hermann Health Net Providers (MHHNP), to our HIT, also called BLUEGATE SHIELD (tm), provide physicians with Internet bandwidth and managed security services using our VPN.

OUR BUSINESS--OVERVIEW

     Although we have disposed of our ISP business, we retained our Virtual Private Network ("VPN") capability. A VPN is an extremely secure method of electronic communications, as opposed to an ordinary Internet connection which is not as secure.

     HIPAA requires standardization of electronic patient health, administrative and financial data, unique health identifiers for individuals, employers, health plans and healthcare providers, and security standards protecting the confidentiality and integrity of "individually identifiable health information," past, present or future. Virtually all healthcare organizations - including all healthcare providers, health plans, public health authorities, healthcare clearinghouses, and self-ensured employers - as well as life insurers, information systems vendors, various service organizations, and universities must be HIPAA compliant.

     We digitally link physician practices, hospitals, laboratories, pharmacies, insurers and other healthcare businesses to each other. BLUEGATE (tm) is our branded HIPAA-compliant broadband digital VPN connectivity gateway for healthcare providers nationally. Aside from our network, there is not a generally accepted and available secure broadband answer to physicians' "last mile" problem which is the problem of completing the space between a digital telecommunications backbone (the Internet or VPN) and the offices of independent healthcare providers. We bridge that last mile gap using a variety of local and national data networks that create a vast footprint for our high speed secure VPN data network. Our mission is to support the medical community by providing secure, reliable VPN connectivity. Our VPN also provides connectivity to the Internet.

     Our VPN provides a secure platform for healthcare industry participants (e.g., physicians, hospitals, clinics, labs, insurance companies, pharmacies, etc.) to exchange patient information. Since virtually all healthcare establishments already have an Internet connection of some kind, they already have a budget for communications connectivity. As a result, the connectivity cost for a healthcare provider using our VPN is already in their budget. In most situations, it is not necessary for a healthcare provider to pay more than they are paying now to ISPs to instead use our VPN. At the same time the healthcare providers get a much higher level of communications security which they need to comply with HIPAA.

     Our VPN is "always on." In connection with our VPN, we act as a network service provider and help desk for the healthcare participant.

     The benefits of our VPN and our branded services to the healthcare industry are:

     COST SAVINGS: VPNs enable healthcare organizations to utilize cost effective third-party secure Internet transport to connect remote physician offices and remote users to the main corporate site, thus eliminating expensive dedicated WAN links and modem banks. Furthermore, with our cost-effective, high-bandwidth technologies such as DSL, organizations can use VPNs to reduce their connectivity costs while simultaneously increasing remote connection bandwidth.

     SECURITY: VPNs provide the highest level of security using advanced encryption and authentication protocols that protect data from unauthorized access.

     SCALABILITY: VPNs allow hospitals, insurance companies, pharmacies and labs to utilize Internet infrastructure to easily add new users. These types of organizations are able to add large amounts of capacity without adding significant infrastructure or technology management resources.

     COMPATIBILITY WITH BROADBAND TECHNOLOGY: VPNs allow remote healthcare providers to take advantage of cost effective, high speed, broadband connectivity, such as DSL and Cable, when gaining access to the larger healthcare organization's networks, providing the level of security and significant efficiency sought to be implemented by HIPAA.

     SECURE E-MAIL: Our proprietary, branded, secure e-mail platform allows secure e-mail with others inside and outside of our VPN. Our secure e-mail platform is called BLUEGATE MAIL (tm). Our proprietary research shows that the medical market is extremely receptive to employing a secure e-mail system, and HIPAA is the catalyst for widespread implementation of such a service.

     EASE-OF-USE: Bluegate Mail is transparent: customers send e-mail the way they always have.

     POLICY-BASED CONTROL: Bluegate Mail security policies are enforced at the gateway, controlling what is encrypted, virus scanned, filtered, archived, or flagged for review. This takes the burden off the employee, ensuring that confidential information is always protected.

     MESSAGE CONTROL: The customer as the e-mail sender maintains control over his message. He decides who can read the document, when and for how long. He can de-authorize a recipient or even shred the key before the document is read.

     PUSH DELIVERY: The e-mail recipient receives the secure e-mail just as he receives conventional e-mail.

     MULTIPLE RECIPIENT OPTIONS: Decryption is invisible if the partner or customer has an affiliate gateway, or the decryption is done in one easy step with a Plug-In or using our unique Send Anywhere option. Alternately, the recipient's S/MIME system can decrypt the e-mail.

     SECURE REPLY: With our Secure Reply feature, recipients can safely reply to an encrypted message and engage in two-way confidentiality without any client-side software.

     INSTANT MESSENGER: Our customers have the ability to securely use Instant Messenger (IM) with other physicians on our network. We call our service BLUEGATE CONSULT (tm). It enables physicians to securely consult with other physicians in real time. We own an OEM license for an Instant Messaging service named Sametime (tm) from IBM. In conjunction with this, we are a member in IBM's Partner World for Developers program. IBM's service will be seamlessly integrated into our gateway software. The primary capabilities of IBM's service are:

     - Instant Messaging - The ability to communicate real-time with another party using different methods of encryption to secure communications depending on the need and feature being used.

     - Instant Message Conferencing - The ability to communicate real-time with multiple parties.

     - Instant Meeting - The ability to view screen contents and communicate real-time with multiple parties.

     - Other features that may prove to be beneficial including audio/video conferencing.

     Lotus Sametime is by far the leading instant messaging, presence awareness and Web conferencing application of choice for businesses. Osterman Research has reported that over two-thirds of the companies that have standardized on an instant messaging (IM) platform have selected Lotus Sametime, and IDC has already credited Lotus Sametime as the market leader in Web conferencing. Over 60% of the Global Fortune 100 currently use Sametime to boost productivity and control costs, including 8 out of the top 10 worldwide commercial banks, 7 out of the top 10 worldwide automobile manufacturers, 4 out of the top 5 worldwide diversified financial institutions and 5 out of the top 10 U.S.-based pharmaceuticals companies.

     IM is rapidly moving from teenagers' computer screens to their parents' computer screens in the workplace. International Data Corp., a Framingham, Mass., market-research firm, reported that by the end of 2002, 20 million people world-wide were using IM in businesses, and it predicts that figure will soar to 300 million by the end of 2005.

     We also act as a resource to assist our customers in their obtaining software for HIPAA-specific activities such as medical record keeping, health insurance claims, patient appointment scheduling, prescriptions, clinic scheduling and lab work. Since our VPN is secure, it is possible for direct physician-patient e-mail communications to occur. The same secure, direct communication by e-mail is available among all the healthcare industry participants.

     Our VPN is scalable to fit any size individual customer or any number of customers. Some customers will decide to keep certain third-party vendor HIPAA application software on their internal system, while other customers may chose to use us as an application provider. In either case, the backbone of HIPAA compliance is our VPN. We believe that we have the only HIPAA compliant, dedicated VPN in existence.

OUR BUSINESS--VPN AND HIPAA RELATED SOFTWARE

     A vitally important component to us is BLUEGATE SHIELD (tm), our security consulting division. Medical institutions face a complicated situation complying with HIPAA, which requires all healthcare organizations, such as hospitals, nursing homes, physicians, managed care organizations and medical insurance companies that deal with private patient data in electronic form, to secure and transfer that data appropriately. To comply with HIPAA, an organization must first know where its electronic vulnerabilities. Then it must mitigate those vulnerabilities.

     BLUEGATE SHIELD (tm) is our security consulting division. Bluegate offers network security consulting services to provide highly specialized, unmatched expertise largely gained from years of experience in military and classified backgrounds. These services focus on providing comprehensive, operational security for corporate IP networks. Instead of concentrating on policy-intensive exercises and reviews, Bluegate security consulting teams focus on the bits and bytes of the network: where the security vulnerabilities are; how to fix them; and what architectural changes the network should undergo to provide the level of security that patients want and organizations must provide. In a customized offering tailored toward the healthcare industry, and in conjunction with Bluegate's IT Solutions Group, we offer a comprehensive HIPAA Security Posture Assessment. By providing a network security-oriented "snapshot in time" and by taking the unique perspective of quantifying the current level of network security, Bluegate's Security Posture Assessment service can help an organization effectively and objectively understand the security state of the network and identify areas to improve. We will offer services as cost-effectively as possible to physicians, ensuring that each expansion of the customer base is profitable. This can be accomplished by securing complementary revenues from firms that value these physicians as clients or that rely on broadband connectivity to create or enhance business partnerships with physicians. Such firms include insurance companies, pharmaceutical companies, laboratories, transcription services, financial services, application service providers and others.

     We sell, install, and maintain network components such as routers, Ethernet switches, and load-balancing devices from vendors such as Dell, Cisco and Netopia. As part of our network security solutions, we sell and configure hardware components for corporate firewalls. When these hardware components are sold as part of an enterprise network solution, it typically drives additional revenue in the form of professional engineering services. We derive revenue from professional services performed by our engineers or outsourcing partners relative to design, configuration, installation, monitoring, and maintenance. We offer high-end network services such as monitoring and maintenance of sophisticated VPNs and security implementations (firewalls). Unlike many ISPs, our network infrastructure is especially designed and equipped to offer these high-level managed services.

     We also sell tier-1 facilities, such as Level (3) Communications, SBC Communications, Time-Warner, Covad Communications, New Edge Networks, and El Paso Global for hosting and co-location with multiple paths to the Internet.

OUR BUSINESS--MARKETING

     Healthcare digital connectivity is not about obtaining an Internet connection at the lowest possible price. It's about value, security and confidence. When selling our solutions to the healthcare community, we use HIPAA compliance as a persuasive, but nevertheless, secondary marketing tool. Instead, what creates Bluegate's immediate value proposition to physicians to join our network is the economic benefit and single source of solutions that our total offering provides.

     In 2004, Memorial Hermann Health Net Providers (MHHNP), announced to its physician members that MHHNP entered into an exclusive contract with us as the newest "member value" program for all its physicians. Pursuant to that contract, we are MHHNP's exclusive preferred Internet and VPN provider. We have established a secure data communication network for MHHNP's membership. The installation schedule began in 2004. As of May 24, 2005, we had 1,000 customers for our HIPAA compliant connectivity services, most of whom are physicians. Full implementation is expected to take place in 2005.

     MHHNP has been working towards a goal of establishing a secure data communication network among our physician membership. This secure VPN information platform will drive increased clinical integration within its physician organization and more tightly align MHHNP physicians with the necessary patient information shared with Memorial Hermann Hospital System.

     MHHNP's secure VPN provided by us allows compliance with HIPAA by MHHNP's physician network prior to HIPAA's April 2005 deadline. In support of this goal, MHHNP will provide each MHHNP physician with an appropriate level of hardware and support services as a result of being a MHHNP member in good standing.

     Contracting with us enables MHHNP to seamlessly support physician use of the Memorial Hermann Care4, a clinical information network, whether they are on campus, in their office, or at home. In practical terms, it is the difference between dealing with several IT support systems and/or ISPs, or, interfacing with a single point of contact when physicians are in need of Internet and/or information systems support.

     MHHNP is an independent network of physicians. It was founded in 1982 and is affiliated with the Memorial Hermann Healthcare System. MHHNP is governed by its own board of directors, all of whom are physicians, as state law requires. MHHNP membership includes nearly 3,000 physicians covering 15 counties in Southeast Texas. The network's goals are to improve the overall quality of patient care and create efficiencies that help lower the cost of healthcare for patients and providers.

OUR BUSINESS--COMPETITION

     Our competitors include vendors of HIPAA software and Internet Protocol ("IP") networks whose security is questionable when looked at in terms of the HIPAA confidentiality compliance requirements.

     Our main advantage is our VPN and the ability to provide network service to our customers. Our goal is to install our VPN at customer locations and be ready to solve any VPN network problems.

     We have positioned ourselves as the "go to" organization for HIPAA compliant communications technology.

     There are many companies marketing into the healthcare segment of the market for information technology services. BellSouth and Sprint are two companies that are specifically marketing vertical market solutions to the healthcare industry. BellSouth has a healthcare management solution using their high speed service. Their practice management solution is operated over the Internet or via Web-based services to allow for the mobility of physicians and nurses working in healthcare. All transmissions are secured through encrypted data for protection, which is one of the most important concerns for healthcare providers today. BellSouth hosts the solution in their state-of-the-art business center, which provides bandwidth that has reliable lines of communication. Sprint is leveraging its current enterprise and business offerings and working with healthcare organizations to customize solutions that improve the quality of healthcare in the U.S. Sprint offers the healthcare providers with vertical key services such as Internet e-business solutions, security and firewall solutions, customer and contact center solutions, conferencing solutions, and other customized solutions. Sprint knows HIPAA regulations and how the changes are and will continue to affect the healthcare providers in the nation. Sprint also offers customized solutions for other vertical market such as finance, manufacturing, retail and government. Neither BellSouth nor Sprint have an interest, or successful experience, in dealing with small to medium businesses. Most physicians work in the small to medium business setting and they are the ones to which the healthcare industry wants to "connect." WebMD is another potential competitor that has a large number of physicians as customers for its practice management software called Medical Manager, as well as its claims clearinghouse. However, as a result of WebMd's merger and acquisition growth strategy, it does not offer any managed IT security services for physicians. As there has been no dominant player in this relatively new HIPAA market space, there has been no managed security service provider for WebMD to acquire.

     The Internet, VPN and data services market is extremely competitive, highly fragmented and has grown dramatically in recent years. The market is characterized by the absence of significant barriers to entry and the rapid growth in Internet and VPN usage among customers. Other competitors are:

     - Access and content providers, such as AOL, Microsoft , Earthlink and Time Warner;

     - Local, regional and national Internet service providers, such as Megapath, EarthLink, XO Communications and Mindspring;

     - Regional, national and international telecommunications companies, such as SBC, MCI and Allegiance Telecom;

     -    On-line services offered by incumbent cable providers such as Time

          Warner;

     -    DSL providers such as Covad.

     Most of our competitors have greater financial and other resources than we have, and there is no assurance that we will be able to successfully compete.

CUSTOMERS

     Forecast  of  Growth  in  our  HIPAA Customer Base.  As of May 24, 2005, we
     --------------------------------------------------
had 1,000 customers for our HIPAA compliant connectivity services, most of whom are physicians. All of these customers have been added since we refocused our business activities in 2004 to concentrate on our Healthcare Information Technology ("HIT") business. We forecast an increase in the number of HIT customers throughout 2005. This forecast is based on the rate that we are currently acquiring new HIT customers. This growth in the number of HIT customers is tempered somewhat because we incur marketing costs when we add new customers.

EMPLOYEES

     We currently have 22 full-time employees of whom 6 are in management positions. None of our employees is subject to a collective bargaining agreement. We believe that our employee relations are good.

RECENT EVENTS

STOCK-FOR-DEBT EXCHANGES. On March 31, 2005, we entered into separate agreements with (a) Manfred Sternberg, our director and CEO, (b) an entity (the "Sternberg Entity") under the control of Mr. Sternberg, and (c) three entities (collectively, the "Davis Entities") under the control of Robert Davis, a former director. Pursuant to these agreements, we issued to Mr. Sternberg, the Sternberg Entity and the Davis Entities shares of our common stock in satisfaction of indebtedness separately owed by us to them. This indebtedness totaled $130,018, $154,297, and $222,000 for Mr. Sternberg, the Sternberg Entity and the Davis Entities, respectively. Of the preceding amounts of indebtedness, $55,185 of the indebtedness owned to Mr. Sternberg was for a loan while $74,833 of such indebtedness was for accrued salary, all of the indebtedness owned to the Sternberg Entity was for accrued fees for legal services provided, and all of the indebtedness owned to the Davis Entities was for a loan.

     In satisfaction of these debts, Mr. Sternberg, the Sternberg Entity and the Davis Entities respectively received 260,036, 308,594 and 440,000 shares of our common stock. The shares issued to Mr. Sternberg, the Sternberg Entity and the Davis Entities respectively constituted approximately 5.5%, 6.5% and 9.3% of our outstanding shares after the completion of all of the stock issuances occurring on or about March 31, 2005. The number of shares that Mr. Sternberg, the Sternberg Entity and the Davis Entities received was computed on the basis of a $.50 per share stock price. The closing price of our common stock on March 24, 2005 (the last date on which such stock traded before March 31, 2005) was $.70. In arriving at the $.50 per-share stock price used in computing the number of shares received, we considered the comparative lack of liquidity of our common stock and the legal restrictions on transferability that would exist on such shares. In connection with and as additional consideration for this stock-for-debt transaction, we issued to Mr. Sternberg, the Sternberg Entity and the Davis Entities warrants to purchase an aggregate of 260,036, 308,594 and 440,000 shares, respectively, of our common stock at an exercise price of $1.00 per share.

     Because the shares of common stock received by Mr. Sternberg, the Sternberg Entity and the Davis Entities were not registered under the Securities Act of 1933, as amended (the "Act"), such shares are "restricted securities" (as defined in Rule 144 promulgated under the Act) and accordingly, may not be sold or transferred by Mr. Sternberg, the Sternberg Entity or the Davis Entities unless such shares are registered under the Act or are sold or transferred pursuant to an exemption therefrom. In connection with the stock-for-debt transactions, we granted "piggyback" registration rights to include all shares being issued separately to Mr. Sternberg, the Sternberg Entity and the Davis Entities in connection with this transaction.

     We continue to owe $34,000 to Mr. Sternberg for a loan made by him to us.

     In March 2005, we sold to CCII Joint Venture No. 1 (the "Joint
Venture"), a Texas joint venture comprised of family members of Greg J. Micek, our CFO, 450,000 shares of our common stock and a warrant to purchase an additional 450,000 shares of our common stock at a per share price of $1.00. The aggregate purchase price for these shares and warrants was $225,000.

AVAILABLE INFORMATION ABOUT US

     Our filings with the SEC may be obtained in person or by writing to the SEC's Public Reference Branch at 450 Fifth Street, N.W., Washington, D.C. 20549, tel. 1-800-SEC-0330, or through SEC's e-mail address: publicinfo@sec.gov (the Commission may be moving to 100 F Street N.E., Washington , D.C. 20549 in the near future. In most cases, this information is also available on the SEC's Web site: www.sec.gov.

                             DESCRIPTION OF PROPERTY

     We lease approximately 8,932 square feet of office located at 701 North Post Oak Road, Suite 630, Houston, Texas 77024, for a lease payment of approximately $10,793 per month. The lease expires on November 30, 2008. During months 38-48 the lease payment increases to $11,538 per month. During months 49-61 the lease payment increases to $11,910 per month. This space is leased from R.M. Crowe Houston Portfolio III, LP. Under this lease, we are required to pay a percentage of the building operating costs. We sublease a portion of this space to other companies. We believe this space is adequate for our current needs, and that additional space is available to us at a reasonable cost, if needed.

                              FINANCIAL STATEMENTS

     Our financial statements begin on page F-1.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

FORWARD-LOOKING  STATEMENT

     Certain statements contained in this report, including, without limitation, statements containing the words, "likely," "forecast," "project," "believe," "anticipate," "expect," and other words of similar meaning, constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. We disclaim any obligation to update any such factors or to announce publicly the results of any revision of the forward-looking statements contained or incorporated by reference herein to reflect future events or developments. In addition to the forward-looking statements contained in this prospectus, the following forward-looking factors could cause our future results to differ materially from our forward-looking statements: competition, capital resources, credit resources, funding, government compliance and market acceptance of our products and services.

CRITICAL  ACCOUNTING  POLICIES  AND  ESTIMATES

     Our discussion and analysis of our financial condition and results of operations are based upon financial statements which have been prepared in accordance with generally accepted accounting principles in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue and expenses, and related disclosure of contingent assets and liabilities. On an ongoing basis, we evaluate these estimates. We base our estimates on historical experience and on assumptions that are believed to be reasonable. These estimates and assumptions provide a basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions, and these differences may be material.

     We believe that the following critical accounting policies affect our more significant judgments and estimates used in the preparation of our consolidated financial statements.

     REVENUE RECOGNITION. Revenue is recognized based upon contractually determined monthly service charges to individual customers. Services are billed in advance and, accordingly, revenues are deferred until the period in which the services are provided. At March 31, 2005, total deferred service revenue was $196,202.

     STOCK-BASED COMPENSATION. Financial Accounting Standard No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123") established financial accounting and reporting standards for stock-based employee compensation plans. It defined a fair value based method of accounting for an employee stock option or similar equity instrument and encouraged all entities to adopt that method of accounting for all of their employee stock compensation plans and include the cost in the income statement as compensation expense. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees". We account for compensation cost for stock option plans in accordance with APB Opinion No. 25.

     In June, 2004, we entered into an Asset Sale Agreement (the "Agreement") with DFW Internet Services, Inc. ("DFW"), a Texas corporation and a wholly-owned subsidiary of MobilePro Corporation for the sale of certain assets related to connectivity services including wireless, digital subscriber line and traditional communication technologies to business and residential customers. Under the terms of this Agreement, we will receive a total of $1,150,000 of which $900,000 was already paid to us in cash and $250,000 was a one-year promissory note due in June 2005. Additionally, DFW acquired 85% of accounts receivable associated with services provided to our customers through June 17, 2004. Further, DFW entered into a one-year sublease for a portion of our office space at 701 N. Post Oak Road, Suite 630, Houston, Texas, at a rental rate of $3,000 per month. The terms and conditions of the transactions were the result of arms-length negotiations by the parties. We received a fairness opinion from an independent third-party that the asset sale was fair and equitable to us. As a result of the Agreement our operations are now solely based on BLUEGATE (tm), our branded HIPAA compliant broadband digital connectivity offering for healthcare providers nationally.

     We remain dependent on outside sources of funding for continuation of our operations. Our independent auditors included an explanatory paragraph in their report, dated March 28, 2005, indicating substantial doubt exists relating to our ability to continue as a going concern.

     During the three months ended March 31, 2005, and the years ended December 31, 2004 and 2003, we have been unable to generate cash flows sufficient to support our operations and have been dependent on debt and equity raised from qualified individual investors.

     During the years ended December 31, 2004 and 2003, we experienced negative financial results as follows:

                                        Year
                                        Ended
                                        December 31,
                                     2004          2003
                                    ------------  ------------

Net loss                            $  (640,199)  $(2,543,629)
Negative cash flow from operations   (1,299,842)   (1,423,363)
Negative working capital             (1,241,177)   (1,743,942)
Stockholders' deficit                (1,167,719)   (1,140,379)

     During the three months ended March 31, 2005, we experienced negative financial results as follows:

                                                     Three Months
                                                    Ended March 31,
                                                   2005          2004
                                               ------------  ------------

Net loss                                       $(1,501,150)  $  (436,272)
Negative cash flow from operations                (219,226)     (228,887)
Negative working capital                          (699,397)   (1,868,580)
Stockholders' deficit                             (552,434)   (1,337,064)

     These factors raise substantial doubt about our ability to continue as a going concern. The financial statements contained herein do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classification of liabilities that might be necessary should we be unable to continue in existence. Our ability to continue as a going concern is dependent upon our ability to generate sufficient cash flows to meet our obligations on a timely basis, to obtain additional financing as may be required, and ultimately to attain profitable operations. However, there is no assurance that profitable operations or sufficient cash flows will occur in the future.

     We have supported current operations by: 1) selling off our traditional connectivity services business, 2) raising additional operating cash through the private sale of our common stock and options, 3) selling convertible and 4) issuing stock and options as compensation to certain employees and vendors in lieu of cash payments.

     These steps have provided us with the cash flows to continue our business plan, but have not resulted in significant improvement in our financial position. We are considering alternatives to address our critical cash flow situation that include:

     - Raising capital through additional sale of our common and preferred stock and/or debt securities.

     - Reducing cash operating expenses to levels that are in line with current revenues. Reductions can be achieved through the issuance of additional common shares of our stock in lieu of cash payments to employees or vendors.

     These alternatives could result in substantial dilution of existing stockholders. There can be no assurances that our current financial position can be improved, that we can raise additional working capital or that we can achieve positive cash flows from operations. Our long-term viability as a going concern is dependent upon the following:

     - Our ability to locate sources of debt or equity funding to meet current commitments and near-term future requirements.

     - Our ability to achieve profitability and ultimately generate sufficient cash flow from operations to sustain our continuing operations.

     Our fiscal year end is December 31.

     Our operations are located in Houston, Texas. Our business consists of the sales and marketing of our HIPAA compliant VPN and HIPAA application software.

RESULTS  OF  OPERATIONS

THREE MONTHS ENDED MARCH 31, 2005 COMPARED TO THE THREE MONTHS ENDED MARCH 31, 2005.

     During the three months ended March 31, 2005, our service revenue was $359,547 compared to $194,535 for the three months ended March 31, 2004. This represents a revenue increase of $165,012 and is primarily attributable to our efforts to market BLUEGATE (tm) which is our core business.

     Our cost of sales (cost of services) for the three months ended March 31, 2005 was $175,764 compared to $165,442 for the three months ended March 31, 2004. The increase in cost of sales is due to higher interconnect fees and costs associated with BLUEGATE (tm).

     Our gross margin for the three months ended March 31, 2005 was $183,783 compared to $29,093 for the three months ended March 31, 2004. The increase in gross margin is attributable to the fact that our gross margin improves as HIPAA revenue increases because our fixed costs are a relatively high portion of our total costs. However, we anticipate that our variable costs will increase as we expand our HIPAA business.

     We incurred selling, general and administrative expenses of $724,788 for the three months ended March 31, 2005 compared to $238,173 for the three months ended March 31, 2004. The increase in SG&A is attributable to our ramp up of our sale and marketing efforts.

     We incurred a net loss of $1,501,150 for the three months ended March 31, 2005 compared to a loss of $436,272 for the three months ended March 31, 2004. The increase in net loss is primarily attributable to non-cash expense of $946,971 that we recorded upon conversion of notes payable to common stock.

YEAR ENDED DECEMBER 31, 2004 COMPARED TO THE YEAR ENDED DECEMBER 31, 2003.

     During the year ended December 31, 2004, our service revenue was $1,109,502 compared to $380,853 for the year ended December 31, 2003. This represents a revenue increase of $785,241 and is primarily attributable to our efforts to market BLUEGATE (tm) as it has become the core of our business.

     Our cost of sales for the year ended December 31, 2004 was $597,818 compared to $279,266 for the year ended December 31, 2003. The increase in cost of sales is due to higher interconnect fees and costs associated with BLUEGATE
(tm).

     Our gross margin for the year ended December 31, 2004 was $511,684 compared to $101,587 for the year ended December 31, 2003. The improvement in gross margin is attributable to the fact that our gross margin improves as HIPAA revenue increases because our fixed costs are a relatively high portion of our total costs. However, we do anticipate our variable costs will increase as we expand our HIPAA business.

     We incurred selling, general and administrative expenses of $1,389,723 for the year ended December 31, 2004 compared to $ 1,180,496 for the year December 31, 2003. The increase in SG&A is attributable to fixed costs that remained after sale of our broadband Internet business.

     We incurred as net loss of net loss of $640,199 for the year ended December 31 2004 compared to a net loss of $2,543,629 for the year ended December 31, 2003. This reduction in the size of the net loss is primarily due to our increase in revenue and proceeds from the sale of our ISP business.

     Forecast  of  Growth  in  our  HIPAA Customer Base.  As of May 24, 2005, we
     --------------------------------------------------
had 1,000 customers for our HIPAA compliant connectivity services, most of whom are physicians. All of these customers have been added since we refocused our business activities in 2004 to concentrate on our Healthcare Information Technology (HIT) business. We forecast an increase in the number of HIT customers throughout 2005. This forecast is based on the rate that we are currently acquiring new HIT customers. This growth in the number of HIT customers is tempered somewhat because we incur marketing costs when we add new customers.

LIQUIDITY  AND  CAPITAL  RESOURCES

     Our operations for the three months ended March 31, 2005 were funded by our issuance of common stock and options for cash in private transactions, loans and the proceeds from the sale of our traditional connectivity business in 2004. We have continued to take steps to reduce operating expenses relating to our core business. We have expanded efforts to creating a market for the healthcare industry. Because of the uncertainty associated with this new market, breakeven cash flow is not expected until late 2005 at the earliest.

     We disposed of our ISP business in 2004 for cash proceeds of $900,000 and a promissory note for $250,000 due in June 2005. Our cash on hand at March 31, 2005 was $36,617.

     We are seeking additional capital to fund expected operating costs. We believe that future funding may be obtained from public or private offerings of equity securities, debt or convertible debt securities or other sources. Stockholders should assume that any additional funding will likely be dilutive.

     If we are unable to raise additional funding, we may have to limit our operations to an extent that we cannot presently determine. The effect of this on our business may require the sale of assets, the reduction or curtailment of new customer acquisition, reduction in the scope of current operations or the curtailment of business operations.

     Our ability to achieve profitability will depend upon our ability to raise additional operating capital, the continued growth in demand for connectivity services and our ability to execute and deliver high quality, reliable connectivity services.

     Our growth is dependent on attaining profit from our operations and our raising additional capital either through the sale of stock or borrowing. There is no assurance that we will be able to raise any equity financing or sell any of our products at a profit.

     Our future capital requirements will depend upon many factors, including the following:

     -    The cost of operating our VPN.

     -    The cost of third-party software.

     -    The cost of sales and marketing.

     -    The rate at which we expand our operations.

     -    The response of competitors.

     -    Our capital expenditures.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS SMALL BUSINESS ISSUER PURCHASES OF EQUITY SECURITIES.

     Our stock is traded on the OTCBB. Our trading symbol is "BGAT." The following table sets forth the quarterly high and low bid price per share for our common stock. These bid and asked price quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual prices. Our fiscal year ends December 31.

COMMON STOCK PRICE RANGE (1)

YEAR AND QUARTER   HIGH    LOW
------------------------------

2003:
-----

First Quarter     $10.80  $4.00
Second Quarter    $ 6.60  $3.80
Third Quarter     $ 7.00  $3.40
Fourth Quarter    $ 9.00  $3.80

2004:
-----

First Quarter     $ 5.20  $2.80
Second Quarter    $ 4.00  $2.40
Third Quarter     $ 3.80  $2.40
Fourth Quarter    $ 2.80  $0.51

---------------------------------
(1)  Adjusted for 20:1 reverse stock split.

COMMON STOCK.

     On May 26, 2005, we had outstanding 4,899,637 shares of Common Stock, $0.001 par value per share. On May 26, 2005, the closing bid price of our stock was $1.50 per share.

     On May 26, 2005, we had approximately 398 shareholders of record which includes shares held directly by shareholders and shares beneficially owned by shareholders who have deposited their shares into an account at a broker-dealer. Most such deposited shares are accumulated in a nominee account in the name of Cede, Inc. Cede, Inc. is the primary nominee account that most broker-dealers use to deposit shares held in the name of the broker-dealer. Cede, Inc. is counted as one record shareholder, even though it could represent many beneficial shareholders who have deposited their shares into an account at a broker-dealer. We believe that one of our record stockholders is a nominee located offshore with ownership of approximately 43% of our shares of common stock. Our transfer agent is American Register & Transfer.

     We have not paid any cash dividends and we do not expect to declare or pay any cash dividends in the foreseeable future. Payment of any cash dividends will depend upon our future earnings, if any, our financial condition, and other factors as deemed relevant by the Board of Directors.


                    SECURITIES AUTHORIZED FOR ISSUANCE UNDER
                            EQUITY COMPENSATION PLANS

                       Number of       Weighted-average     Number of securities
                       securities to   exercise price of    remaining available
                       be issued       outstanding          for future issuance
                       upon            options,             under equity
                       exercise of     warrants and         compensation
                       outstanding     rights               plans (excluding
                       options,                             securities reflected
                       warrants and                         in column (a))
                       rights
                            (a)               (b)                   (c)

PLAN CATEGORY:

Equity compensation
plans approved by
security holders                 -0-                   -0-            112,500 (1)

Equity compensation
plans not approved by
security holders         500,000  (2)  $              4.80            325,000 (3)
                       3,000,000  (4)              n/a (4)          3,000,000 (4)
---------------------------------------------------------------------------------
    Total                    500,000   $              4.80               437,500

---------------------------------

(1) These 112,500 shares are the remaining unissued shares under our 2002 Stock and Stock Option Plan (the "Plan").

(2) This amount is pursuant to various compensation agreements with directors and executive officers as follow:

          Director compensation: 25,000 options.
          Mr. Sternberg's employment agreement: 125,000 options.
          Mr. Micek's employment agreement: 350,000 options.

(3) This amount consists of options that are to be issued in 2005 and 2006 to Mr. Sternberg pursuant to his employment agreement. However, in 2005, and made effective February 2005, we entered into a new employment agreement with Mr. Sternberg which canceled unissued, non-granted options related to Mr. Sternberg's old employment. Pursuant to Mr. Sternberg's new employment agreement, Mr. Sternberg will receive an aggregate of 1,000,000 options with an exercise price of $0.50 per share vesting over the 24 month term of the new employment agreement. Pursuant to, and as described in, Mr. Sternberg's new employment agreement, we repriced 275,000 options previously granted from an old employment agreement by reducing the exercise price of those options to $2.00 per share. On May 27, 2005, the bid price per share on the OTCBB was $1.50 per share. The repricing was made to provide further incentive to Mr. Sternberg.

(4) Our 2005 Stock and Stock Option Plan consists of 3,000,000 shares of common stock and options. As of May 26, 2005, no stock or options have been granted under this Plan.


          DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS
                        EXECUTIVE OFFICERS AND DIRECTORS

NAME               AGE           POSITION
---------------------------------------------------
Manfred Sternberg   45  Director, CEO and President

Greg J. Micek       50  CFO

Gilbert Gertner     80  Director

William Koehler     39  Director

     Our Directors hold office until their successors have been duly elected.

     Manfred Sternberg, has been our Chief Executive Officer and a Director
since 2001.   Prior to 2001, Mr. Sternberg was an investor and board member of several broadband providers in Houston, Texas including our predecessor. He is a graduate of Tulane University and Louisiana State University School of Law. Mr. Sternberg is licensed to practice law in Texas, Louisiana and the District of Columbia and is Board Certified in Consumer and Commercial Law by the Texas

Board of Legal Specialization.

     Gilbert Gertner has been a Director since May, 2003. Mr. Gertner is a private investor and co-founder of a number of industrial, real estate development and high-tech companies. Mr. Gertner is known for his philanthropic endeavors including the construction of schools and medical facilities in developing countries. Mr. Gertner currently serves as Chairman of the Board and CEO of Worldwide Petromoly, Inc., a company with which he has been associated since 1993. During the period from 1994 to 1997 Mr. Gertner served as a Director of Citadel Computer Systems.

     William Koehler has been a Director since May, 2003. Mr. Koehler was a co-founder and has been President/CEO of Trilliant Corporation since 2000. From 1992 until 2000, Mr. Koehler was the Vice President of Business Development of an Electrical Engineering firm that specialized in the assessment, design and project implementation of technology efforts for their clients. Trilliant is a Technology Consulting firm serving Fortune 500 companies, K-12 and higher education and companies with specialized IT applications. Mr. Koehler has a BBA from Texas A&M in Business Analysis, with a specialization in Production Operation Management. Mr. Koehler has spent the last 15 years of his career working in the IT and Professional Services industry and has a broad range of skills. His experience ranges from the design and management of the implementation of multination voice and data networks to the needs assessment and the development of a Global technology strategy for large multinational corporations. The customers that Mr. Koehler has worked with include Pennzoil, American General Insurance, Texaco, British Petroleum, Brown and Root and many others. At the same time he has worked with dozens of school districts by assisting in the development of more cost effective and robust systems in an attempt to help these districts move technology into the classrooms and help children learn. Mr. Koehler has spoken at many state and local events about technology and continues to look for opportunities to continue this effort.

     Gregory J. Micek became our CFO in 2005. Mr. Micek has served as a Director of IQ Biometrix, Inc. ("IQB"), a publicly traded corporation, since 1997. In addition, from March to September 2003, Mr. Micek served as IQB's Vice President of Corporate Development. From July 2002 until March 2003, he served as IQB's President. From March 2002 until July 2002, Mr. Micek served as IQB's Executive Vice President and Chief Financial Officer. Since 1983, he has been a principal of The Micek Group, a consulting firm. Mr. Micek received a Bachelor of Arts and a Doctorate of Jurisprudence from Creighton University. He has no family relationship with any of our directors or officers.

COMMITTEES OF THE BOARD OF DIRECTORS

     We do not have any nominating, or compensation committees of the Board, or committees performing similar functions.

     In March 2005, our Board adopted our Audit Committee Charter (the "Charter") which established our Audit Committee. The Board of Directors has selected Gil Gertner, an independent Director, to be on the Audit Committee. Mr. Gertner is not a financial expert. We have determined Mr. Gertner's independence using the definition of independence set forth in NASD Rule 4200-(14). We have not yet been able to recruit an independent director who is also a financial expert. At the present time, Mr. Gertner is the sole member of our Audit Committee. We have no other committees of the Board.

     The primary purpose of the Audit Committee is to oversee our financial reporting process on behalf of the Board of Directors. The Audit Committee will meet privately with our Chief Financial Officer and with our independent public accountants and evaluate the responses by the Chief Financial Officer both to the facts presented and to the judgments made by our independent accountants. The Charter establishes the independence of our Audit Committee and sets forth the scope of the Audit Committee's duties. The Purpose of the Audit Committee is to conduct continuing oversight of our financial affairs. The Audit Committee conducts an ongoing review of our financial reports and other financial information prior to filing them with the Securities and Exchange Commission, or otherwise providing them to the public. The Audit Committee also reviews our systems, methods and procedures of internal controls in the areas of: financial reporting, audits, treasury operations, corporate finance, managerial, financial and SEC accounting, compliance with law, and ethical conduct. A majority of the members of the Audit Committee will be independent directors. The Audit Committee is objective, and reviews and assesses the work of our independent accountants and our internal audit department. The Audit Committee will review and discuss the matters required by SAS 61 and our audited financial statements for the coming year ending December 31, 2005 with our management and our independent auditors. The Audit Committee will receive the written disclosures and the letter from our independent accountants required by Independence Standards Board No. 1, and the Audit Committee will discuss with the independent accountant the independent accountant's independence. The work of our Audit Committee will commence on June 1, 2005.

MEETINGS OF THE BOARD OF DIRECTORS

     The Board of Directors held 5 meetings during the year ended December 31, 2004, and acted by written consent on 4 occasions during 2004. All directors were present for at least 75% of the meetings. There is no family relationship between any of our directors and executive officers.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires our officers, directors and persons who beneficially own more than 10% of our common stock to file reports of ownership and changes in ownership with the SEC. These reporting persons also are required to furnish us with copies of all Section 16(a) forms they file. To the best of our knowledge, all persons required to file reports under
Section 16(a) of the Exchange Act have done so.

CODE OF ETHICS

     We have a Code of Ethics that applies to our principal executive officers and our principal financial officers. We undertake to provide to any person, without charge, upon request, a copy of our Code of Ethics. You may request a copy of our Code of Ethics by mailing your written request to us. Your written request must contain the phrase "Request for a Copy of the Code of Ethics of Bluegate Corporation."

     Our address is: Bluegate Corporation, 701 North Post Oak Road, Suite 630, Houston, Texas 77024.

SHAREHOLDER NOMINEES FOR DIRECTOR AND SHAREHOLDER COMMUNICATIONS WITH DIRECTORS

     The deadline for stockholders to submit proposals to be considered for inclusion in the Proxy Statement for the 2005 Annual Meeting of Stockholders is February 27, 2005. If you have any proposals that you would like to be included in the Proxy Statement for the 2005 Annual Meeting of Stockholders, including nominees for Director, kindly mail them to us. We encourage our shareholders to communicate with our Directors by mail addressed to any Director or to all Directors. Our address is: Bluegate Corporation, 701 North Post Oak Road, Suite 630, Houston, Texas 77024. We will not screen such communications.

                             EXECUTIVE COMPENSATION

     The following table sets forth certain information as to our highest paid officers and directors for our fiscal year ended December 31, 2004. No other compensation was paid to any such officers or directors other than the compensation set forth below.

                                          SUMMARY COMPENSATION TABLE

                    Annual Compensation                    Long-Term Compensation
                                                                             Pay-
                                                           Awards            Outs
                                         Other                   Securities             All
                                         Annual    Restricted    Under-                 Other
Name and                                Compen-      Stock       lying                  Comp-
Principal    Year      Salary   Bonus    sation     Award(s)     Options/     LTIP      pen-
Position                                                           SARs     Payouts     sation
                         $        $        $           $            #          $          $
CEO
Manfred        2004    180,000     -0-       -0-           -0-     125,000       -0-        -0-


Sternberg      2003    180,000     -0-       -0-           -0-         -0-       -0-   94,000(1)
               2002     94,800     -0-       -0-           -0-         -0-       -0-   34,000(1)

CFO
Greg J.    2004  (2)
Micek      2003  (2)
           2002  (2)

----------------------------------

(1) This is the value of the note payable conversion feature for funds loaned to us by Mr. Sternberg. The value is based on the difference in the common stock conversion price and the market value at the date of the loan.

(2)  Mr. Micek became employed with us in 2005.

OUTSTANDING STOCK OPTIONS

                     OPTIONS / SAR GRANTS IN THE LAST FISCAL YEAR
                                 (INDIVIDUAL GRANTS)

                Number of Securities       Percent of Total       Exercise
                Underlying Options/ SARs   Options/SARs           of          Expir-
                Granted                    Granted to Employees   Base        ation
                                           In Fiscal Year         Price       Date

Name
                            #                                      ($/sh.)
(a)                        (b)                      (c)              (d)        (e)
-------------------------------------------------------------------------------------

CEO
Manfred
Sternberg       125,000                    100%                   $     4.40   1-1-09

CFO
Greg J. Micek   (1)

-------------------------------------
(1)  Mr. Micek became employed with us in 2005.

                AGGREGATED OPTION / SAR EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION/ SAR VALUES

                                          Number of
                                          Unexercised           Value of
                                          Securities            Unexercised
                                          Underlying            In-the-Money
                                          Options/SARs          Options/SARs
            Shares                        At FY-End (#)         At FY-End ($)
            Acquired On    Value          exercisable/          exercisable/
Name        Exercise       Realized       unexercisable         unexercisable
            (#)            ($)
(a)         (b)            (c)            (d)                   (e)
-----------------------------------------------------------------------------------
CEO
Manfred
Sternberg   -0-            -0-            exercisable 125,000   exercisable $63,750
                                          unexercisable -0-     unexercisable $-0-

CFO
Greg J.
Micek       (1)

--------------------------

(1)  Mr. Micek became employed with us in 2005.

COMPENSATION OF DIRECTORS

     We do not currently pay any cash Directors' fees, but we pay the expenses of our Directors in attending Board meetings. On July 22, 2003, Gilbert Gertner and William Koehler, two independent Directors, were each granted 12,500 warrants which entitle each of them to purchase 12,500 shares of common stock at an exercise price of $3.80 per share. These warrants expire on July 22, 2008. We did not compensate our Directors in 2004.

     In June 2005, two Directors, Mr. Gertner and Mr. Koehler, were each granted 50,000 stock options at an exercise price of $0.50 per share expiring in February 2010.

EMPLOYEE STOCK OPTION PLANS

     We have been successful in attracting and retaining qualified Personnel. We believe that our future success will depend in part on our continued ability to attract and retain highly qualified personnel. We pay wages and salaries that we believe are competitive. We also believe that equity ownership is an important factor in our ability to attract and retain skilled personnel. In 2002, we adopted the 2002 Stock and Stock Option Plan (the "2002 Plan"). The purpose of the 2002 Plan is to further our interests our stockholders interests by providing incentives in the form of stock options to key employees, consultants, directors and others who contribute materially to our success and profitability. The grants recognize and reward outstanding individual performances and contributions and will give such persons a proprietary interest in us, thus enhancing their personal interest in our continued success and progress. The 2002 Plan also assists us in attracting and retaining key employees and Directors. The 2002 Plan is administered by the Board of Directors. The Board of Directors has the exclusive power to select the participants in the 2002 Plan, to establish the terms of the stock and options granted to each participant, provided that all options granted shall be granted at an exercise price equal to at least 85% of the fair market value of the common stock covered by the option on the grant date and to make all determinations necessary or advisable under the 2002 Plan. The maximum aggregate number of shares of common stock that may be granted or optioned and sold under the 2002 Plan is 450,000 shares. As of May 26 2005, 68,904 shares of common stock remain unissued in the 2002 Plan.


     In April 2005, we adopted the 2005 Stock and Stock Option Plan (the "2005 Plan"). The purpose of the 2005 Plan is to further our interests and our stockholders interests by providing incentives in the form of stock options to key employees, consultants, directors and others who contribute materially to our success and profitability. The grants recognize and reward outstanding individual performances and contributions and will give such persons a proprietary interest in us, thus enhancing their personal interest in our continued success and progress. The 2005 Plan also assists us in attracting and retaining key employees and Directors. The 2005 Plan is administered by the Board of Directors. The Board of Directors has the exclusive power to select the participants in the 2005 Plan, to establish the terms of the stock and options granted to each participant, provided that all options granted shall be granted at an exercise price equal to at least 85% of the fair market value of the common stock covered by the option on the grant date and to make all determinations necessary or advisable under the 2005 Plan. The maximum aggregate number of shares of common stock that may be granted or optioned and sold under the 2005 Plan is 3,000,000 shares. As of May 26 2005, no shares of common stock have been granted pursuant to the 2005 Plan.

EMPLOYMENT AGREEMENTS

     We have a two-year employment agreement with Manfred Sternberg (the "Sternberg Agreement"). The Sternberg Agreement extends through January 31, 2007 and provides for an annual base salary of $180,000. The Sternberg Agreement also provides for participation in all benefit plans maintained by us for salaried employees. The Sternberg Agreement contains a confidentiality provision and an agreement by Mr. Sternberg not to compete with us upon the expiration of the Sternberg Agreement. We have not established long-term incentive plans or defined benefit or actuarial plans. Under the Sternberg Agreement, Mr. Sternberg received options to purchase 1,000,000 shares at an exercise price of $0.50 per share which vest at the rate of 50,000 options per month. Any shares issued pursuant to these options shall be restricted securities with piggyback registration rights, and shall terminate and become null and void after the expiration of five (5) years from the date of the grant.

     Mr. Micek's Employment Agreement has a term of two years and will expire in February 2007. Under the Employment Agreement, Mr. Micek is to receive an annual salary of $120,000, and may receive bonuses in such amounts as are mutually agreed upon if major transactions occur. Mr. Micek is also entitled to participate in employee benefit plans. Mr. Micek has been granted options to purchase 350,000 shares of our common stock at an exercise price of $0.50 per share expiring in February 2010. The options vest pro rata on a monthly basis over the two-year term of the Employment Agreement. The Employment Agreement contains a covenant not to compete and confidentiality provisions.

     In 2005, pursuant to, and as described in, Mr. Sternberg's new employment agreement, we repriced 275,000 options previously granted from an old employment agreement by reducing the exercise price of those options to $2.00 per share.
On May 27, 2005, the bid price per share on the OTCBB was $1.50 per share. The repricing was made to provide further incentive to Mr. Sternberg.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information concerning the number of shares of common stock owned beneficially as of May 23, 2005 by: (i) each person (including any group) known by us to own more than five percent (5%) of any class of our voting securities, (ii) each of our directors and executive officers, and (iii) and our officers and directors as a group. Unless otherwise indicated, the shareholders listed possess sole voting and investment power with respect to the shares shown.

---------------------------------------------------------------------
   Title                 Name And              Amount And    Percent
    Of                  Address Of              Nature Of       of
   Class                Beneficial             Beneficial     Class
                          Owner                 Ownership
---------------------------------------------------------------------
Common Stock  Manfred Sternberg (a)(b)        1,980,098 (1)     32.8%
              701 N. Post Oak, Suite 630
              Houston, Texas  77024

Common Stock  Robert Davis                    1,397,513 (2)     25.9%
              701 N. Post Oak, Suite 630
              Houston, Texas  77024

Common Stock  Gilbert Gertner  (a)               62,500 (4)      1.3%
              1000 Uptown Park Blvd.
              Suite 232
              Houston, Texas  77056

Common Stock  William Koehler  (a)               62,500 (4)      1.3%
              1602 Lynnview
              Houston, Texas  77055

Common Stock  Greg Micek  (b)                   158,336 (6)      3.2%
              701 N. Post Oak, Suite 630
              Houston, Texas 77024

Common Stock  Jeff Olexa                        300,040 (3)      6.1%
              701 N. Post Oak, Suite 630
              Houston, Texas  77024

Common Stock  George Speaks                   385,199.9 (5)      7.9%
              221 W. Canino
              Houston, TX 77037

Common Stock  CCII Joint Venture No. 1          900,000 (7)     16.8%
              11420 Blondo Street
              Suite 103
              Omaha, Nebraska 68164

Common Stock  Diablo Consultants, Inc.          555,000 (8)     11.0%
              2815 Mitchell Drive, Ste. 212
              Walnut Creek, CA 94598

Common Stock  Platinum Partners Global          300,000 (9)      5.8%
              Macro Fund, LP
              152 West 57th Street
              54th Floor
              New York, NY 10013

Common stock  All of our Directors and        2,034,266         34.1%
              Officers as a
              Group of four persons

-------------------------------

(a)   This person is a Director.

(b)   This person is an Executive Officer.

(1) Of the 1,980,098 shares beneficially owned by Mr. Sternberg: 308,720 shares are common shares issuable upon the conversion of preferred shares of which 215,450 shares are owned indirectly through Five Star Mountain, L.P. The general partner of Five Star Mountain, L.P. is Manfred Sternberg & Associates, P.C. whose president is Manfred Sternberg. 1,043,630 shares are common shares issuable upon the exercise of options of which options for 308,594 common shares are owned indirectly through Manfred Sternberg & Associates, P.C.; 269,154 shares are common shares owned directly by Mr. Sternberg; 308,594 shares are common shares owned by Manfred Sternberg & Associates, P.C.; and 50,000 shares are common shares owned by Five Star Mountain, L.P.

(2) Of the 1,397,513 shares beneficially owned by Mr. Davis: 460,130 shares are common shares issuable upon the conversion of preferred shares of which 397,950 shares are owned indirectly through Madred Partners, Ltd. which is a family partnership of Mr. Davis; 440,000 shares are common shares issuable upon the exercise of options of which options for 357,050 common shares are owned indirectly through Madred Partners, Ltd., options for 52,950 common shares are owned indirectly through Laguna Rig Services, Inc., an entity owned by Mr. Davis, and options for 40,000 common shares are owned indirectly through MPH Production Company, Inc., an entity owned by Mr. Davis; 383,510 shares are common shares owned by Madred Partners Ltd.; 52,950 shares are common shares owned by Laguna Rig Services, Inc.; 40,000 shares are common shares owned by MPH Production Company, Inc., and 20,923 are common shares owned by Mr. Davis individually;

(3) The 300,040 shares beneficially owned by Mr. Olexa are common shares issuable upon the conversion of preferred shares, of which preferred shares, Mr. Olexa granted an option for the number of preferred shares convertible into an aggregate of 155,450 shares of common stock to Messrs. Sternberg and Davis.


(4) The 62,500 shares beneficially owned by Mr. Gertner and Mr. Koehler are common shares issuable upon the exercise of warrants which were granted to each of them upon their appointment and for their serving as Directors.

(5) Of the 385,199.9 shares beneficially owned by Mr. Speaks 8,950 are common shares owned by Mr. Speaks and 376,249.9 are common shares issuable upon the conversion of preferred shares.

(6) Of the 158,336 shares beneficially owned by Mr. Micek, 100,000 common shares are owned by Mr. Micek's children of which Mr. Micek is the custodian and 58,336 shares are common shares issuable upon the exercise of options.


(7) Of the 900,000 shares beneficially owned by CCII Joint Venture No. 1, a Texas joint venture, 450,000 shares are common shares issuable upon the exercise of warrants.

(8) Of the 555,000 shares beneficially owned by Diablo Consultants, Inc., 125,000 shares are common shares issuable upon the exercise of warrants.

(9) Of the 300,000 shares beneficially owned by Platinum Partners Global Macro Fund, LP, 200,000 shares are common shares issuable upon the conversion of a convertible debenture and 100,000 shares are common shares issuable upon the exercise of warrants.

      We are not aware of any arrangements that could result in a change of control.

                    SECURITIES AUTHORIZED FOR ISSUANCE UNDER
                            EQUITY COMPENSATION PLANS

                       Number of       Weighted-average        Number of securities
                       securities to   exercise price of       remaining available
                       be issued       outstanding             for future issuance
                       upon            options,                under equity
                       exercise of     warrants and            compensation
                       outstanding     rights                  plans (excluding
                       options,                                securities reflected
                       warrants and                            in column (a))
                       rights

                            (a)                 (b)                     (c)

PLAN CATEGORY:

Equity compensation
plans approved by
security holders                 -0-               -0-        112,500  (1)


Equity compensation
plans not approved by
security holders         500,000  (2)          $   4.80           325,000  (3)
                       3,000,000  (4)             n/a  (4)      3,000,000  (4)
----------------------------------------------------------------------------------

    Total                500,000               $  4.80           437,500

----------------
(1) These 112,500 shares are the remaining unissued shares under our 2002 Stock and Stock Option Plan (the "Plan").

(2) This amount is pursuant to various compensation agreements with directors and executive officers as follow:

          Director compensation: 25,000 options.
          Mr. Sternberg's employment agreement: 125,000 options.
          Mr. Micek's employment agreement: 350,000 options.

(3) This amount consist of options that are to be issued in 2005 and 2006 to Mr. Sternberg pursuant to his employment agreement. However, in 2005, and made effective February 2005, we entered into a new employment agreement with Mr. Sternberg which canceled unissued, non-granted options related to Mr. Sternberg's old employment. Pursuant to Mr. Sternberg's new employment agreement, Mr. Sternberg will receive an aggregate of 1,000,000 options with an exercise price of $0.50 per share vesting over the 24 month term of the new employment agreement. Pursuant to, and as described in, Mr. Sternberg's new employment agreement, we repriced 275,000 options previously granted from an old employment agreement by reducing the exercise price of those options to $2.00 per share. On May 27, 2005, the bid price per share on the OTCBB was $1.50 per share. The repricing was made to provide further incentive to Mr. Sternberg.

(4) Our 2005 Stock and Stock Option Plan consists of 3,000,000 shares of common stock and options. As of May 26, 2005, no stock or options have been granted under this Plan.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     We have a policy that our business affairs will be conducted in all respects by standards applicable to publicly held corporations and that we will not enter into any future transactions and/or loans between us and our officers, directors and 5% shareholders unless the terms are: (a) no less favorable than could be obtained from independent third parties, and (b) will be approved by a majority of our independent and disinterested directors. In our view, all of the transactions described below meet this standard.

     STOCK-FOR-DEBT EXCHANGES. On March 31, 2005, we entered into separate agreements with (a) Manfred Sternberg, our director and CEO, (b) an entity (the "Sternberg Entity") under the control of Mr. Sternberg, and (c) three entities (collectively, the "Davis Entities") under the control of Robert Davis, a former director. Pursuant to these agreements, we issued to Mr. Sternberg, the Sternberg Entity and the Davis Entities shares of our common stock in satisfaction of indebtedness separately owed by us to them. This indebtedness totaled $130,018, $154,297, and $222,000 for Mr. Sternberg, the Sternberg Entity and the Davis Entities, respectively. Of the preceding amounts of indebtedness, $55,185 of the indebtedness owned to Mr. Sternberg was for a loan while $74,833 of such indebtedness was for accrued salary, all of the indebtedness owned to the Sternberg Entity was for accrued fees for legal services provided, and all of the indebtedness owned to the Davis Entities was for a loan.

     In satisfaction of these debts, Mr. Sternberg, the Sternberg Entity and the Davis Entities respectively received 260,036, 308,594 and 440,000 shares of our common stock. The shares issued to Mr. Sternberg, the Sternberg Entity and the Davis Entities respectively constituted approximately 5.5%, 6.5% and 9.3% of our outstanding shares after the completion of all of the stock issuances occurring on or about March 31, 2005. The number of shares that Mr. Sternberg, the Sternberg Entity and the Davis Entities received was computed on the basis of a $.50 per share stock price. The closing price of our common stock on March 24, 2005 (the last date on which such stock traded before March 31, 2005) was $.70. In arriving at the $.50 per-share stock price used in computing the number of shares received, we considered the comparative lack of liquidity of our common stock and the legal restrictions on transferability that would exist on such shares. In connection with and as additional consideration for this stock-for-debt transaction, we issued to Mr. Sternberg, the Sternberg Entity and the Davis Entities warrants to purchase an aggregate of 260,036, 308,594 and 440,000 shares, respectively, of our common stock at an exercise price of $1.00 per share.

     Because the shares of common stock received by Mr. Sternberg, the Sternberg Entity and the Davis Entities were not registered under the Securities Act of 1933, as amended (the "Act"), such shares are "restricted securities" (as defined in Rule 144 promulgated under the Act) and accordingly, may not be sold or transferred by Mr. Sternberg, the Sternberg Entity or the Davis Entities unless such shares are registered under the Act or are sold or transferred pursuant to an exemption therefrom. In connection with the stock-for-debt transactions, we granted "piggyback" registration rights to include all shares being issued separately to Mr. Sternberg, the Sternberg Entity and the Davis Entities in connection with this transaction. Those shares are being registered in the Form SB-2 that contains this prospectus.

     We continue to owe $34,000 to Mr. Sternberg for a loan made by him to us.

     In March 2005, we sold to CCII Joint Venture No. 1 (the "Joint Venture"), a Texas joint venture comprised of family members of Greg J. Micek, our CFO, 450,000 shares of our common stock and a warrant to purchase an additional 450,000 shares of our common stock at a per share price of $1.00. The aggregate purchase price for these shares and warrants was $225,000.

     During the years ended December 31, 2004 and 2003, we incurred interest expenses on aggregate related party debt of approximately $35,000 in each year.

                            DESCRIPTION OF SECURITIES

     The holders of shares of our common stock are entitled to one vote per share on each matter submitted to a vote of stockholders. If we are required to go into liquidation, holders of common stock are entitled to share ratably in the distribution of assets remaining after payment of liabilities and preferred stock. Holders of common stock have no cumulative voting rights. Holders of common stock have no preemptive rights. Holders of common stock are entitled to dividends as declared by the board of directors out of funds legally available. The outstanding common stock is validly issued and non-assessable.

THE PENNY STOCK RULES

     Our securities may be considered a penny stock. Penny stocks generally are securities with a price of less than $5.00 per share other than securities registered on national securities exchanges or quoted on the Nasdaq stock market, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. Our securities may be subject to "penny stock rules" that impose additional sales practice requirements on broker-dealers who sell penny stock securities to persons other than established customers and accredited investors. For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of penny stock securities and have received the purchaser's written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the "penny stock rules" require the delivery, prior to the transaction, of a disclosure schedule prescribed by the Commission relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Monthly statements must be sent disclosing recent price information on the limited market in penny stocks. The "penny stock rules" may restrict the ability of broker-dealers to sell our securities and may have the effect of reducing the level of trading activity of our common stock in the secondary market. The penny stock restrictions will not apply to our securities when our market price is $5.00 or greater. The price of our securities may not reach or maintain a $5.00 price level.

                              SELLING STOCKHOLDERS

     The following table sets forth the name of each Selling Stockholder, the number of shares of common stock offered by each Selling Stockholder, the number of shares of common stock to be owned by each Selling Stockholder if all shares were to be sold in this offering and the percentage of our common stock that will be owned by each Selling Stockholder if all shares are sold in this the offering. The shares of common stock being offered hereby are being registered to permit public secondary trading and the Selling Stockholders may offer all, none or a portion of the shares for resale from time to time.

Name                                       Shares    Shares   Shares     Percentage
Of                                         Owned     Offered  Owned      Owned After
Selling                                    Before    For      After      Offering If All
Stockholder                                Offering  Sale     Offering   Shares Are Sold
Sold                                                          If All
                                                              Offered
                                                              Shares
                                                              Are Sold
(1)                                                              (2)           (2)
-----------------------------------------------------------------------------------------

Diablo Consultants, Inc. (3)                555,000  555,000       -0-               -0-%

Platinum Partners Global
     Macro Fund, LP                         300,000  300,000       -0-               -0-%

Brandon Green                                 5,000    5,000       -0-               -0-%

CCII Joint Venture No. 1 (4)                900,000  900,000       -0-               -0-%


Manfred Sternberg & Associates, P.C.  (5)   617,188  308,594   308,594         25.5%  (5)

Manfred Sternberg (6)                       614,092  260,036   354,056         26.3%  (6)

Laguna Rig Service, Inc.                    105,900   52,950    52,950         24.9%  (7)

MPH Production Company, Inc.  (8)            80,000   40,000    40,000         24.8%  (8)

MADRED Partners, Ltd.  (9)                  781,460  347,050   434,410         19.4%  (9)

Joel Seidner                                 71,667   50,000    21,667             .0004%

Randall W. Heinrich                             -0-   50,000       -0-               -0-%

---------------------------------------------
(1)  To the best of our knowledge, no Selling Stockholder has a short position in our common stock. To the best of our knowledge, no Selling Stockholder that is a beneficial owner of any of these shares is a broker-dealer or an affiliate of a broker-dealer (a broker-dealer may be a record holder).
     Except as set forth below, no Selling Stockholder has held any position or office, or has had any material relationship with us or any of our affiliates within the past three years.

(2) Assumes no sales are transacted by the Selling Stockholder during the offering period other than in this offering.

(3)  Diablo Consultants, Inc. beneficially owns 11% of our common stock.

(4)  CCII  Joint  Venture  No.  1  beneficially  owns  16.8%.

(5) Manfred Sternberg & Associates, P.C. is controlled by Manfred Sternberg, our President. Mr. Sternberg beneficially owns an aggregate of 30.4% of our common stock directly and indirectly through various entities that he controls. The percentage shown includes all of Mr. Sternberg's beneficial ownership positions except for sale of the shares registered in this offering directly by the named entity

(6) Manfred Sternberg is our President. Mr. Sternberg beneficially owns an aggregate of 30.4% of our common stock directly and indirectly through various entities that he controls. The percentage shown includes all of Mr.
     Sternberg's beneficial ownership positions except for the sale of the shares registered in this offering directly by Mr. Sternberg.

(7) Laguna Rig Service, Inc. is controlled by Robert Davis who was formerly our director. Mr. Davis beneficially owns an aggregate of 25.9% of our common stock directly and indirectly through various entities that he controls.
     The percentage shown includes all of Mr. Davis's beneficial ownership positions except for the sale of the shares registered in this offering directly by the named entity.

(8) MPH Production Company, Inc. is controlled by Robert Davis who was formerly our director. Mr. Davis beneficially owns an aggregate of 25.9% of our common stock directly and indirectly through various entities that he controls. The percentage shown includes all of Mr. Davis's beneficial ownership positions except for the sale of the shares registered in this offering directly by the named entity.

(9) MADRED Partners, Ltd. is controlled by Robert Davis who was formerly our director. Mr. Davis beneficially owns an aggregate of 25.9% of our common stock directly and indirectly through various entities that he controls.
     The percentage shown includes all of Mr. Davis's beneficial ownership positions except for the sale of the shares registered in this offering directly by the named entity.


                              PLAN OF DISTRIBUTION

     The Selling Stockholders (of record ownership and of beneficial ownership) and any of their pledgees, assignees, and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market, or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholders are not required to sell any shares in this offering. There is no assurance that the Selling Stockholders will sell any or all of the common stock in this offering. The Selling Stockholders may use any one or more of the following methods when selling shares:

- Ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers.

- Block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction.

- Purchases by a broker-dealer as principal and resale by the broker-dealer for its own account.

-    An exchange distribution following the rules of the applicable exchange.

-    Privately negotiated transactions.

-    Short sales or sales of shares not previously owned by the seller.

- An agreement between a broker-dealer and a Selling Stockholder to sell a specified number of such shares at a stipulated price per share.

-    A combination of any such methods of sale.

-    Any other lawful method.

     The  Selling Stockholder may also engage in:

- Short selling against the box, which is making a short sale when the seller already owns the shares.

- Buying puts, which is a contract whereby the person buying the contract may sell shares at a specified price by a specified date.

- Selling calls, which is a contract giving the person buying the contract the right to buy shares at a specified price by a specified date.

- Selling under Rule 144 under the Securities Act, if available, rather than under this prospectus.

- Other transactions in our securities or in derivatives of our securities and the subsequent sale or delivery of shares by the stock holder.

- Pledging shares to their brokers under the margin provisions of customer agreements. If a Selling Stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

     Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholder in amounts to be negotiated. If any broker-dealer acts as agent for the purchaser of shares, the broker-dealer may receive commission from the purchaser in amounts to be negotiated. We do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

     The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares may be considered to be "underwriters" within the meaning of the Securities Act for such sales. An underwriter is a person who has purchased shares from an issuer with a view towards distributing the shares to the public. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be considered to be underwriting commissions or discounts under the Securities Act.

     We are required to pay all fees and expenses incident to the registration of the shares in this offering. However, we will not pay any commissions or any other fees in connection with the resale of the common stock in this offering.

     If we are notified by a Selling Stockholder that they have a material arrangement with a broker-dealer for the resale of the common stock, then we would be required to amend the Registration Statement of which this prospectus is a part, and file a prospectus supplement to describe the agreements between the Selling Stockholder and the broker-dealer.

                CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
                       ACCOUNTING AND FINANCIAL DISCLOSURE

     None.
                                LEGAL PROCEEDINGS

     We are a party in the following litigation:

     Crescent Communications, Inc. [Bluegate Corporation] v. Financial News USA, Inc., Cause No. 820,758, In the County Civil Court at Law Number One, Harris County, Texas. We paid the defendant with the shares of our common stock but the defendant never performed as promised under the contract. On March 9, 2005, the court signed a final judgment in our favor granting us the return of 37,500 shares of common stock (post-reverse split) from the defendant.

     Bluegate Corporation v. The Navi-Gates Corporation and Robert C. Weslock, Cause No. 2005-00534, In the 234th Judicial District Court of Harris County, Texas. We recently filed this lawsuit. We filed this lawsuit claiming breach of contract, deceptive trade practices and fraud against the defendant.

                      INTEREST OF NAMED EXPERTS AND COUNSEL

     Joel Seidner, Esq., Attorney At Law, 1240 Blalock Road, Suite 250, Houston, Texas 77055, tel. (713) 461-2627 ext. 210, has acted as our legal counsel for this offering. The validity of the shares offered by this prospectus has been passed upon for us by Mr. Seidner. As of the date of this prospectus, Mr. Seidner owns 71,667 shares of our common stock.

     Our consolidated balance sheets as of December 31, 2004 and 2003, and the consolidated statements of operations, stockholders' deficit, and cash flows, for the years then ended, have been included in the registration statement on Form SB-2 of which this prospectus forms a part, in reliance on the report of Ham, Langston & Brezina independent certified public accountants, given on the authority of that firm as experts in auditing and accounting.

                      DISCLOSURE OF COMMISSION POSITION ON
                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

     The Nevada Revised Statutes Section 78.7502 provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he: (a) Is not liable pursuant to NRS 78.138; or
(b) Acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person is liable pursuant to NRS 78.138 or did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, or that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he: Is not liable pursuant to NRS 78.138; or (b) Acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

     The Nevada Revised Statutes Section 78.751 provides that any discretionary indemnification pursuant to NRS 78.7502, unless ordered by a court or advanced pursuant to Section 78.751, may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made: (a) By the stockholders; (b) By the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding; (c) If a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or (d) If a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion. The articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law. The indemnification pursuant to NRS 78.7502 and advancement of expenses authorized in or ordered by a court pursuant to this section: (a) Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to NRS 78.7502 or for the advancement of expenses made pursuant to subsection 2, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action, and, (b) Continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

     Our Articles of Incorporation at Article VIII provides that the Corporation shall, to the fullest extent permitted by the Nevada General Corporation Law, as the same may be amended and supplemented, indemnify any an all persons whom it shall have power to indemnify under said Law from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said Law, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

     Our Bylaws at Article X provide that the: The Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that he is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner in which he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful. The Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. To the extent that a director, officer, employee or agent of the Company has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in this Article, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith. Any indemnification under this Article (unless ordered by a court) shall be made by the Company only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in this Article. Such determination shall be made (a) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (b) if such quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (c) by the stockholders. Expenses (including attorneys' fees) incurred by an officer or director in defending in a civil, criminal, administrative or investigative action, suit or proceeding may be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Company as authorized by this Article. Such expenses (including attorneys' fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Board of Directors deems appropriate. The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this Article shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office. The Company shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Company would have the power to indemnify him against such liability under this Article. For purposes of this section references to "the Company" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this Article with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. Nothing contained in this Article or elsewhere in these Bylaws, shall operate to indemnify any director or officer if such indemnification is contrary to law, either as a matter of public policy, or under the provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, or any other applicable state or Federal law.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the forgoing provisions or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in that Act and is, therefore, unenforceable.

                              FINANCIAL STATEMENTS

     Our audited financial statements for the years ended December 31, 2004 and 2003 begin on page F-1.


     Our unaudited financial statements for the three months ended March 31, 2005 begin on page FF-1.

                              BLUEGATE CORPORATION
                                   __________




                        CONSOLIDATED FINANCIAL STATEMENTS
                     WITH REPORT OF INDEPENDENT ACCOUNTANTS
                 FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003

                              BLUEGATE CORPORATION
                                TABLE OF CONTENTS
                                   __________


                                                                PAGE
                                                                ----
Report of Independent Registered Public Accounting Firm         F-3

Consolidated Financial Statements:

  Consolidated Balance Sheet as of December 31, 2004            F-4

  Consolidated Statement of Operations for the years
    ended December 31, 2004 and 2003                            F-5

  Consolidated Statement of Stockholders' Deficit for the
    years ended December 31, 2004 and 2003                      F-6

  Consolidated Statement of Cash Flows for the years
    ended December 31, 2004 and 2003                            F-7

Notes to Consolidated Financial Statements                      F-8

HAM,
  LANGSTON &
   BREZINA, L.L.P.
Certified Public Accountants
--------------------------------------------------------------------------------


             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
             -------------------------------------------------------


To  the  Stockholders  and  Directors
Bluegate  Corporation


We have audited the accompanying consolidated balance sheet of Bluegate Corporation as of December 31, 2004, and the related statements of operations, stockholders' deficit and cash flows for each of the two years in the period then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based upon our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Bluegate Corporation as of December 31, 2004, and the results of its operations and its cash flows for each of the two years in the period then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As shown in the consolidated financial statements and discussed in Note 2, the Company has incurred recurring losses from operations, is in a book overdraft, negative working capital and stockholders' deficit position at December 31, 2004, and is dependent on outside sources of funding for continuation of its operations. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans with regard to these matters are also discussed in Note 2. These consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.


Houston,  Texas
March  28,  2005

                              BLUEGATE CORPORATION
                           CONSOLIDATED BALANCE SHEET
                                DECEMBER 31, 2004
                                   __________


     ASSETS
     ------
Current assets:
  Cash and cash equivalents                                  $     3,708
  Accounts receivable, net                                       209,856
  Note receivable                                                146,814
  Other                                                           29,429
                                                             ------------

    Total current assets                                         389,807

Property and equipment, net                                       73,458
                                                             ------------

      Total assets                                           $   463,265
                                                             ============


LIABILITIES AND STOCKHOLDERS' DEFICIT
-------------------------------------

Current liabilities:
  Book overdraft                                             $     9,620
  Notes payable                                                    2,800
  Notes payable to related parties                               389,018
  Accounts payable                                               715,836
  Accrued liabilities                                            296,637
  Deferred revenue                                               217,073
                                                             ------------

    Total current liabilities                                  1,630,984
                                                             ------------

Commitment and contingencies

Stockholders' deficit:
  Series A Convertible Non-Redeemable Preferred stock,
    $.001 par value, 20,000,000 shares authorized, 110.242
    shares issued and outstanding, $5,000 per share
    liquidation preference ($551,210 aggregate liquida-
    tion preference)                                                   -
  Series B Convertible Non-Redeemable Preferred stock,
    $0.001 par value, 10,000,000 shares authorized, no
    shares issued and outstanding                                      -
  Common stock, $.001 par value, 50,000,000 shares auth-
    orized, 2,548,809 shares issued and outstanding                2,549
  Additional paid-in capital                                   6,184,450
  Subscription receivable                                        (11,141)
  Accumulated deficit                                         (7,343,577)
                                                             ------------

    Total stockholders' deficit                               (1,167,719)
                                                             ------------

      Total liabilities and stockholders' deficit            $   463,265
                                                             ============

                     The accompanying notes are an integral
                part of these consolidated financial statements.

                              BLUEGATE CORPORATION
                      CONSOLIDATED STATEMENT OF OPERATIONS
                 FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003
                                   __________

                                                          2004          2003
                                                       -----------  ------------
Service revenue                                        $1,109,502   $   380,853

Cost of services                                          597,818       279,266
                                                       -----------  ------------

  Gross margin                                            511,684       101,587

Selling, general and administrative expenses            1,389,723     1,180,496
                                                       -----------  ------------

    Loss from operations                                 (878,039)   (1,078,909)
                                                       -----------  ------------

Other income and (expense):
  Interest Income                                           4,400             -
  Forgiveness of debt                                       6,467             -
  Interest expense                                        (46,240)       (8,861)
                                                       -----------  ------------

    Other expense, net                                    (35,373)       (8,861)
                                                       -----------  ------------
      Loss from continuing operations                    (913,412)   (1,087,770)
                                                       -----------  ------------

Discontinued operations:
  Gain from sale of discontinued broadband
    internet segment                                      784,213             -
  Loss from operation of discontinued broadband
    internet segment                                     (511,000)   (1,455,859)
                                                       -----------  ------------

      Income (loss) from discontinued operations          273,213    (1,455,859)
                                                       -----------  ------------

        Net income (loss)                              $ (640,199)  $(2,543,629)
                                                       ===========  ============


Basic and diluted net income (loss) per common share
  Continuing operations                                $    (0.42)  $     (0.88)
  Discontinued operations                                    0.12         (1.18)
                                                       -----------  ------------

        Net income (loss) per common share             $    (0.30)  $     (2.06)
                                                       ===========  ============

Weighted average shares outstanding                     2,161,615     1,233,871
                                                       ===========  ============

                     The accompanying notes are an integral
                part of these consolidated financial statements.

                                                BLUEGATE CORPORATION
                             CONSOLIDATED STATEMENT OF STOCKHOLDERS' DEFICIT, CONTINUED
                                   FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003
                                                     __________

                                                    SERIES A            SERIES B
                             COMMON STOCK       PREFERRED STOCK      PREFERRED STOCK    ADDITIONAL
                        --------------------  -------------------  -------------------   PAID-IN     SUBSCRIPTION
                          SHARES     AMOUNT    SHARES     AMOUNT    SHARES     AMOUNT     CAPITAL      RECEIVABLE
                        ----------  --------  ---------  --------  ---------  --------  ------------  -------------
Balance at December
  31, 2002                658,176   $   658        120   $      -        23   $      -  $ 3,779,859   $           -

Issuance of common
  stock for cash          926,333       926          -                    -          -    1,298,272               -

Issuance of common
  stock upon conver-
  sion of 23 shares
  of Series B Prefer-
  red Stock                57,500        57          -          -       (23)         -          (57)              -

Issuance of common
  stock upon conver-
  sion of 4.274 shares
  of Series A Prefer-
  red Stock                50,000        50         (4)         -         -          -          (50)              -

Issuance of common
  stock to pay pro-
  fessional fees           42,500        43          -          -         -          -      254,957               -

Compensatory stock
  options and warrants
  issued to employees
  and consultants               -         -          -          -         -          -      240,292               -

Cancellation of common
  stock                    (7,500)       (7)         -          -         -          -            7               -

Net loss                        -         -          -          -         -          -            -               -
                        ----------  --------  ---------  --------  ---------  --------  ------------  -------------

Balance at December
  31, 2003              1,727,009   $ 1,727        116          -         -          -  $ 5,573,280               -
                        ----------  --------  ---------  --------  ---------  --------  ------------  -------------


                           DEFERRED      ACCUMULATED
                         COMPENSATION      DEFICIT        TOTAL
                        --------------  -------------  ------------
Balance at December
  31, 2002              $     (93,100)  $ (4,159,749)  $  (472,332)

Issuance of common
  stock for cash                                   -     1,299,198

Issuance of common
  stock upon conver-
  sion of 23 shares
  of Series B Prefer-
  red Stock                         -              -             -

Issuance of common
  stock upon conver-
  sion of 4.274 shares
  of Series A Prefer-
  red Stock                         -              -             -

Issuance of common
  stock to pay pro-
  fessional fees                    -              -       255,000

Compensatory stock
  options and warrants
  issued to employees
  and consultants              81,092              -       321,384

Cancellation of common
  stock                             -              -             -

Net loss                            -     (2,543,629)   (2,543,629)
                        --------------  -------------  ------------

Balance at December
  31, 2003              $     (12,008)  $ (6,703,378)  $(1,140,379)
                        --------------  -------------  ------------

                     The accompanying notes are an integral
                part of these consolidated financial statements.

                                                       BLUEGATE CORPORATION
                                    CONSOLIDATED STATEMENT OF STOCKHOLDERS' DEFICIT, CONTINUED
                                          FOR THE YEAR ENDED DECEMBER 31, 2004 AND 2003
                                                            __________

                                                 SERIES A            SERIES B
                           COMMON STOCK       PREFERRED STOCK     PREFERRED STOCK     ADDITIONAL
                        ------------------  -------------------  ------------------    PAID-IN      SUBSCRIPTION      DEFERRED
                         SHARES    AMOUNT    SHARES     AMOUNT    SHARES    AMOUNT     CAPITAL       RECEIVABLE     COMPENSATION
                        ---------  -------  ---------  --------  --------  --------  ------------  --------------  --------------
Balance at December
  31, 2003              1,727,009  $ 1,727       116          -         -         -  $ 5,573,280               -   $     (12,008)


Issuance of common
 stock for legal
 services                   2,500        3         -          -         -         -        2,161               -               -

Conversion of Series A
  preferred stock to
  common stock             64,160       64        (5)         -         -         -          (64)              -               -

Issuance of common
  stock for cash          755,140      755         -          -         -         -      609,073         (11,141)              -

Amortization of
  deferred compen-
  sation                        -        -         -          -         -         -            -               -          12,008

Net loss                        -        -         -          -         -         -            -               -               -
                        ---------  -------  ---------  --------  --------  --------  ------------  --------------  --------------

Balance at December
  31, 2004              2,548,809  $ 2,549       111   $      -         -  $      -  $ 6,184,450   $     (11,141)  $           -
                        =========  =======  =========  ========  ========  ========  ============  ==============  ==============


                         ACCUMULATED
                           DEFICIT        TOTAL
                        -------------  ------------
Balance at December
  31, 2003              $ (6,703,378)  $(1,140,379)


Issuance of common
 stock for legal
 services                          -         2,164

Conversion of Series A
  preferred stock to
  common stock                     -             -

Issuance of common
  stock for cash                   -       598,687

Amortization of
  deferred compen-
  sation                           -        12,008

Net loss                    (640,199)     (640,199)
                        -------------  ------------

Balance at December
  31, 2004              $ (7,343,577)  $(1,167,719)
                        =============  ============

                     The accompanying notes are an integral
                part of these consolidated financial statements.

                                    BLUEGATE CORPORATION
                            CONSOLIDATED STATEMENT OF CASH FLOWS
                       FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003
                                         __________

                                                                   2004             2003
                                                             -----------------  ------------
Cash flows from operating activities:
  Net loss                                                   $       (640,199)  $(2,543,629)
  Adjustments to reconcile net loss to net cash
    used in operating activities:
    loss (income) from discontinued operations                       (273,213)    1,455,859
    Depreciation expense                                               43,253        83,506
    Provision for bad debt                                             46,000         2,000
    Deferred revenue                                                  169,590        22,515
    Common stock issued for services                                    2,164        67,068
    Compensatory stock options                                         12,008       321,384
    Changes in operating assets and liabilities:
      Accounts receivable                                            (173,081)      (41,175)
      Prepaid and other assets                                        (27,329)       64,497
      Accounts payable                                                 (1,352)       95,502
      Accrued liabilities                                              (1,056)       42,663
      Advances from employees                                               -        (2,987)
                                                             -----------------  ------------

        Net cash used in continuing operations                       (843,215)     (432,797)
        Net cash used in discontinued operations                     (456,627)     (990,566)
                                                             -----------------  ------------

          Net cash used in operating activities                    (1,299,842)   (1,423,363)
                                                             -----------------  ------------

Cash flows from investing activities:
  Payments received on note receivable                                103,186             -
  Proceeds from sale of broadband operations                          500,000             -
  Purchase of computers and equipment                                  (6,213)      (20,715)
                                                             -----------------  ------------

        Net cash used by continuing operations                         (6,213)      (11,244)
        Net cash provided (used) by discontinued operations           603,186        (9,471)
                                                             -----------------  ------------

          Net cash provided (used) by investing activities            596,973       (20,715)
                                                             -----------------  ------------

Cash flows from financing activities:
  Proceeds from book overdraft                                        (54,085)       29,807
  Proceeds from notes payable to related parties                       74,833       131,080
  Repayment of notes payable to related parties                      (325,143)      (41,000)
  Proceeds from notes payable                                         450,000        98,183
  Repayment of notes payable                                          (47,200)      (63,705)
  Proceeds from issuance of common stock                              598,687     1,299,198
                                                             -----------------  ------------

        Net cash provided by continuing operations                    297,092     1,453,563
        Net cash provided by discontinued operations                  400,000             -
                                                             -----------------  ------------

          Net cash provided by financing activities                   697,092     1,453,563
                                                             -----------------  ------------

Net increase (decrease) in cash and cash equivalents                   (5,777)        9,485

Cash and cash equivalents at beginning of period                        9,485             -
                                                             -----------------  ------------

Cash and cash equivalents at end of period                   $          3,708   $     9,485
                                                             =================  ============

Supplemental disclosure of cash flow information:

    Cash paid for interest expense                           $         33,277   $    15,765
                                                             =================  ============

    Cash paid for income taxes                               $              -   $         -
                                                             =================  ============

                     The accompanying notes are an integral
                part of these consolidated financial statements.

                              BLUEGATE CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   __________


1.   ORGANIZATION  AND  SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES
     -----------------------------------------------------------------

     Bluegate Corporation (the "Company") is a Nevada Corporation that was originally established to conduct an effort to capitalize on the telecommunications industry downturn that began during 2000. The Company has now focused its efforts on providing the healthcare community BLUEGATE, the Company's secure medical network using Cisco System's(TM) virtual private network technology to assist in compliance with the Health Insurance Portability and Accountability Act of 1996 ("HIPPA").

     The Company was originally incorporated as Solis Communications, Inc. ("Solis") on July 23, 2001 and adopted a name change to Crescent Communications Inc. upon completion of a reverse acquisition of Berens Industries, Inc. Following is a summary of the Company's significant accounting policies:

     SIGNIFICANT  ESTIMATES
     ----------------------

     The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the consolidated financial statements and the reported amounts of revenues and expenses during the periods. Actual results could differ from estimates making it reasonably possible that a change in the estimates could occur in the near term.

     PRINCIPLES  OF  CONSOLIDATION
     -----------------------------

     The consolidated financial statements include the accounts of the Company and its majority owned or controlled subsidiaries after elimination of all significant intercompany accounts and transactions.

     CASH  AND  CASH  EQUIVALENTS
     ----------------------------

     The Company considers all highly liquid short-term investments with an original maturity of three months or less when purchased, to be cash equivalents.

     PROPERTY  AND  EQUIPMENT
     ------------------------

     Property and equipment is recorded at cost and depreciated on the straight-line method over the estimated useful lives of the various classes of depreciable property as follows.

       Furniture  and  equipment                                 5-7  years
       Telecommunications  networks                                5  years
       Computer  equipment                                         3  years

     Expenditures for normal repairs and maintenance are charged to expense as incurred. The cost and related accumulated depreciation of assets sold or otherwise disposed of are removed from the accounts, and any gain or loss is included in operations.

     IMPAIRMENT  OF  LONG-LIVED  ASSETS
     ----------------------------------

     In the event facts and circumstances indicate the carrying value of a long-lived asset, including associated intangibles, may be impaired, an evaluation of recoverability is performed by comparing the estimated future undiscounted cash flows associated with the asset to the asset's carrying amount to determine if a write-down to market value or discounted cash flow is required. Based upon a recent evaluation by management, an impairment write-down of the Company's long-lived assets was not deemed necessary.


                                    Continued

                              BLUEGATE CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   __________


1.   ORGANIZATION  AND  SUMMARY  OF  SIGNIFICANT  ACCOUNTING POLICIES, CONTINUED
     ---------------------------------------------------------------------------

     INCOME  TAXES
     -------------

     The Company uses the liability method of accounting for income taxes. Under this method, deferred income taxes are recorded to reflect the tax consequences on future years of temporary differences between the tax basis of assets and liabilities and their financial amounts at year-end. The Company provides a valuation allowance to reduce deferred tax assets to their net realizable value.

     STOCK-BASED  COMPENSATION
     -------------------------

     Financial Accounting Standard No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123") established financial accounting and reporting standards for stock-based employee compensation plans. It defined a fair value based method of accounting for an employee stock option or similar equity instrument and encouraged all entities to adopt that method of accounting for all of their employee stock compensation plans and include the cost in the income statement as compensation expense. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees". The Company accounts for compensation cost for stock option plans in accordance with APB Opinion No. 25.

     LOSS  PER  SHARE
     ----------------

     Basic and diluted net loss per share is computed on the basis of the weighted average number of shares of common stock outstanding during each period. Potentially dilutive options that were outstanding during 2004 and 2003 were not considered in the calculation of diluted earnings per share because the Company's net loss rendered their impact anti-dilutive. Accordingly, basic and diluted losses per share were identical for the years ended December 31, 2004 and 2003.

     FAIR  VALUE  OF  FINANCIAL  INSTRUMENTS
     ---------------------------------------

     The Company includes fair value information in the notes to consolidated financial statements when the fair value of its financial instruments is different from the book value. When the book value approximates fair value, no additional disclosure is made.

     COMPREHENSIVE  INCOME
     ---------------------

     The Company has adopted Statement of Financial Accounting Standards ("SFAS") No. 130, Reporting Comprehensive Income, which requires a company to display an amount representing comprehensive income as part of the Company's basic consolidated financial statements. Comprehensive income includes such items as unrealized gains or losses on certain investment securities and certain foreign currency translation adjustments. The Company's consolidated financial statements include none of the additional elements that affect comprehensive income. Accordingly, comprehensive income and net income are identical.

                                    Continued

                              BLUEGATE CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   __________

1.   ORGANIZATION  AND  SUMMARY  OF  SIGNIFICANT  ACCOUNTING POLICIES, CONTINUED
     ---------------------------------------------------------------------------

     REVENUE  RECOGNITION
     --------------------

     Revenue from broadband telecommunications services are recognized based upon contractually determined monthly service charges to individual customers. Telecommunications services are billed in advance and, accordingly, revenues are deferred until the period in which the services are provided. At December 31, 2003, deferred service revenue was $193,038.

     RECENTLY  ISSUED  ACCOUNTING  PRONOUNCEMENTS
     --------------------------------------------

     In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities," which addresses financial accounting and reporting for costs associated with exit or disposal activities and supersedes Emerging Issues Task Force ("EITF") Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a
     Restructuring)." SFAS No. 146 requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. In addition, SFAS No. 146 establishes that fair value is the objective for initial measurement of the liability. SFAS No. 146 is effective for exit or disposal activities initiated after December 31, 2002, but early adoption is permitted. The implementation of SFAS No. 146 is not expected to have any impact on the Company's results of operations or financial position.

     In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock Based Compensation", which amends SFAS No. 123 to provide alternative methods of transaction for an entity that voluntarily changes to the fair value method of accounting for stock based employee compensation. It also amends the disclosure provisions of SFAS No. 123 to require prominent disclosure about the effects on reported net income of an entity's accounting policy decisions with respect to stock based employee compensation. Finally, SFAS No. 148 amends APB Opinion No. 28, "Interim Financial Reporting", to require disclosure of those effects in interim financial statements. SFAS No. 148 is effective for fiscal years ended after December 15, 2002, but early adoption is permitted. The Company will continue to follow the provisions of APB Opinion No. 25 in recognizing employee stock-based compensation; however, the Company began following the disclosure requirements of SFAS No. 148 in January 2003.

     In January 2003, the FASB issued FASB Interpretation (FIN) No. 46 "Consolidation of Variable Interest Entities." FIN No. 46 requires a company to consolidate a variable interest entity ("VIE") if the company has variable interests that give it a majority of the expected losses or a majority of the expected residual returns of the entity. Prior to FIN No. 46, VIEs were commonly referred to as SPEs. FIN No. 46 is effective immediately for VIEs created after January 31, 2003. This interpretation did not have a material effect on the Company's financial condition or results of operations.

                                    Continued

                              BLUEGATE CORPORATION
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED
                                   __________

1.   ORGANIZATION  AND  SUMMARY  OF  SIGNIFICANT  ACCOUNTING POLICIES, CONTINUED
     ---------------------------------------------------------------------------

     RECENTLY  ISSUED  ACCOUNTING  PRONOUNCEMENTS,  CONTINUED
     --------------------------------------------------------

     In April 2003, the FASB issued SFAS No. 149, Amendment to Statement No. 133 on Derivative Instruments and Hedging Activities. This statement amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under SFAS No. 133. The changes in SFAS No. 149 improve financial reporting by requiring that contracts with comparable characteristics be accounted for similarly. Those changes will result in more consistent reporting of contracts as either derivatives or hybrid instruments. SFAS No. 149 is effective for contracts entered into or modified after June 30, 2003, except in certain instances detailed in the statement, and hedging relationships designated after June 30, 2003. Except as otherwise stated in SFAS No. 149, all provisions should be applied prospectively. The adoption of this statement did not have a material effect on the Company's financial condition or results of operations.

     In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." SFAS No. 150, which is effective at the beginning of the first interim period beginning after June 15, 2003, must be implemented by reporting the cumulative effect of a change in accounting principle for financial instruments created before the issuance date of the statement and still existing at the beginning of the interim period of adoption. The statement requires that a financial instrument which falls within the scope of the statement to be classified and measured as a liability. The following financial instruments are required to be classified as liabilities: (1) shares that are mandatorily redeemable, (2) an obligation to repurchase the issuer's equity shares or one indexed to such an obligation and that requires or may require settlement by transferring assets and (3) the embodiment of an unconditional obligation that the issuer may or may not settle by issuing a variable number of equity shares if, at inception, the monetary value of the obligation is based on certain measurements defined in the statement. The adoption of this statement did not have a material effect on the Company's financial condition or results of operations.

     In December 2004 the FASB issued revised SFAS No. 123R, "Share-Based Payment". SFAS No. 123R sets accounting requirements for "share-based" compensation to employees and requires companies to recognize in the income statement the grant-date fair value of stock options and other equity-based compensation. SFAS No. 123R is effective in interim or annual periods beginning after June 15, 2005. The Company will be required to adopt SFAS No. 123R in its third quarter of fiscal 2005 and currently discloses the effect on net (loss) income and (loss) earnings per share of the fair value recognition provisions of SFAS No. 123, "Accounting for Stock-Based Compensation". The Company is currently evaluating the impact of the adoption of SFAS 123R on its financial position and results of operations, including the valuation methods and support for the assumptions that underlie the valuation of the awards.

     In November 2004 the FASB issued SFAS No. 151, "Inventory Costs". The new Statement amends ARB No. 43, Chapter 4, "Inventory Pricing", to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs and wasted material. This Statement requires that those items be recognized as current period charges and requires that allocation of fixed production overheads to the cost of conversion be based on the normal capacity of the production facilities. This statement is effective for fiscal years beginning after June 15, 2005. The adoption of this statement is not expected to have any impact on our financial condition or results of operations.


                                    Continued

                              BLUEGATE CORPORATION
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED
                                   __________


1.   ORGANIZATION  AND  SUMMARY  OF  SIGNIFICANT  ACCOUNTING POLICIES, CONTINUED
     ---------------------------------------------------------------------------

     RECENTLY  ISSUED  ACCOUNTING  PRONOUNCEMENTS,  CONTINUED
     --------------------------------------------------------

     In December 2004 the FASB issued SFAS No. 153 "Exchanges of Nonmonetary Assets - An Amendment of APB Opinion No. 29". SFAS No. 153 amends APB Opinion No. 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. SFAS No. 153 is to be applied prospectively for nonmonetary exchanges occurring in fiscal periods beginning after June 15, 2005. The Company's adoption of SFAS No. 153 is not expected to have any impact on its financial position or results of operations.


2.   GOING  CONCERN  CONSIDERATIONS
     ------------------------------

     During the years ended December 31, 2004 and 2003 the Company has been unable to generate cash flows sufficient to support its operations and has been dependent on debt and equity raised from qualified individual investors. The Company experienced negative financial results as follows:

                                                     2004          2003
                                                 ------------  ------------
Net loss                                         $  (640,199)  $(2,543,629)
Negative cash flow from operations                (1,299,842)   (1,423,363)
Negative working capital                          (1,241,177)   (1,743,942)
Stockholders' deficit                             (1,167,719)   (1,140,379)
Book overdraft                                        (9,620)      (63,705)

     These factors raise substantial doubt about the Company's ability to continue as a going concern.

     The Company has supported current operations by: 1) raising additional operating cash through private placements of its common stock, 2) issuing debt and debt convertible to common stock to certain key stockholders and
     3) issuing stock and options as compensation to certain employees and vendors in lieu of cash payments.

     These steps have provided the Company with the cash flows to continue its business plan, but have not resulted in significant improvement in the Company's financial position. Management is considering alternatives to address its critical cash flow situation that include:

     - Raising capital through additional sale of its common and preferred stock and/or debt securities.
     - Reducing cash operating expenses to levels that are in line with current revenues. Reductions can be achieved through the issuance of additional common shares of the Company's stock in lieu of cash payments to employees or vendors.
     -    Selling  assets  that  managements  feels  are  not  critical

     These alternatives could result in substantial dilution of existing stockholders. There can be no assurances that the Company's current financial position can be improved, that it can raise additional working capital or that it can achieve positive cash flows from operations. The Company's long-term viability as a going concern is dependent upon the following:

     - The Company's ability to locate sources of debt or equity funding to meet current commitments and near term future requirements.
     - The ability of the Company to achieve profitability and ultimately generate sufficient cash flow from operations to sustain its continuing operations.


                                    Continued

                              BLUEGATE CORPORATION
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED
                                   __________


3.   DISCONTINUED  INTERNET  SERVICE  PROVIDER  OPERATIONS
     -----------------------------------------------------

     Effective June 21, 2004, the Company entered into an Asset Sale Agreement (the "Agreement") with DFW Internet Services, Inc. ("DFW"), a Texas corporation and a wholly-owned subsidiary of MobilePro Corporation for the sale of certain assets related to connectivity services including wireless, digital subscriber line and traditional communication technologies to business and residential customers. Under the terms of this Agreement, the Company received a total of $1,150,000, consisting of $900,000 in cash and a $250,000 was a one-year promissory note. Additionally, DFW acquired 85% of accounts receivable associated with services provided to the Company's customers through June 17, 2004. Further, DFW entered into a one-year sublease for the Company's leased space at 701 N. Post Oak Road, Suite 630, Houston, Texas, for rental rate of $3,000 per month. The terms and conditions of the transactions were the result of arms-length negotiations by the parties. As a result of the Agreement the Company's operations are now solely based on Bluegate (TM), the Company's branded HIPAA compliant broadband digital connectivity service for health care providers. Following is analysis of assets sold under the agreement:

Assets sold:
  Property and equipment                          $  238,346
  Goodwill associated with connectivity business     200,346
  Accounts receivable                                 72,650
                                                  ----------

                                                     511,342
                                                  ----------
Consideration received
  Note payable assumed                               400,000
  Deferred revenue                                   145,555
  Cash                                               500,000
  Note receivable                                    250,000
                                                  ----------
                                                   1,295,555
                                                  ----------

     Gain recognized                              $  784,213
                                                  ----------

     Following is an analysis of the discontinued operations of Crescent ISP, presented in the accompanying financial statements:

                                                 2004         2003
                                              ----------  ------------
Sales and service revenue                     $ 847,551   $ 1,854,289

Cost of sales and services                      680,830     1,359,690
                                              ----------  ------------

  Gross margin                                  166,721       494,599

Selling, general and administrative expenses    657,395     1,919,626
                                              ----------  ------------

Loss from operations                           (490,674)   (1,425,027)

Interest expense                                (20,326)      (30,832)
                                              ----------  ------------

    Net loss                                  $(511,000)  $(1,455,859)
                                              ==========  ============


                                    Continued

                              BLUEGATE CORPORATION
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED
                                   __________


4.   ACCOUNTS  RECEIVABLE,  NET
     --------------------------

     Accounts  receivable,  net  consists of the following at December 31, 2004:

Accounts receivable             $257,856
Less allowance for bad debts      48,000
                                --------

                                $209,856
                                ========

5.   FURNITURE  AND  EQUIPMENT,  NET
     -------------------------------

     Furniture and equipment, net consists of the following at December 31, 2004:

Computer and internet equipment    $  35,677
Software                             164,934
Office furniture and equipment        55,964
                                   ----------

                                     256,575
Less accumulated depreciation       (183,117)
                                   ----------

                                   $  73,458
                                   ==========

     Depreciation expense for the years ended December 31, 2004 and 2003 was $97,626 and $197,506, respectively. Depreciation expense is presented in the accompanying statement of operations as follows

                             2004      2003
                            -------  --------
Cost of sales and services  $43,253  $ 83,506

Discontinued operations      54,373   114,000
                            -------  --------

                            $97,626  $197,506
                            =======  ========

6.   NOTES  PAYABLE

     Note payable at December 31, 2004 consists of a note payable to a corporation, bearing interest at a 15% per year and is due on demand. This note  is  unsecured.


                                    Continued

                              BLUEGATE CORPORATION
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED
                                   __________


7.   NOTES  PAYABLE  TO  RELATED  PARTIES
     ------------------------------------

     Notes payable to related parties consist of the following at December 31, 2004:

Convertible note payable to Laguna Rig Service,
  Inc., (a company controlled by Robert Davis, a
  director/founding stockholder of the Company).
  This note bears interest at a stated rate of 8%
  per year and is due on demand. If demand is not
  made by the note holder, the final maturity date
  is January 1, 2010. Interest is due monthly. This
  note provides the holder an option for immediate
  conversion into shares of the Company's common
  stock at a conversion price of $0.05 per share.
  The conversion price at the date this note was
  negotiated was below the fair value of the Com-
  pany's common stock.                                $ 26,475

Convertible notes payable to Manfred Sternberg
  (officer/director/founding stockholder of the
  Company) and Madred Partners, Ltd. (a company
  controlled by Robert Davis, a director/
  founding stockholder of the Company).  These
  notes bear interest at a stated rate of 8% per
  year and are due on demand.  If demand is not
  made by the note holders, the final maturity
  dates of these notes will occur at various
  dates through January 2010. Interest is due
  monthly. These notes provide the holders an
  option for immediate conversion into shares of
  the Company's common stock at a conversion
  price of $0.05 per share.  The conversion price
  at the date these notes were negotiated was
  below the fair value of the Company's common
  stock.                                               128,710

Convertible notes payable to Manfred Sternberg
  (officer/director/founding stockholder of the
  Company)and Madred Partners, Ltd. (a company
  controlled by Robert Davis, a officer/founding
  stockholder of the Company). These notes bear
  interest at a stated rate of 8% per year and
  are due on demand.  If demand is not made by
  the note holders, the final maturity dates of
  these notes will occur at various dates
  through January 2010.  Interest is due monthly.
  These notes provide the holders an option for
  immediate conversion into shares of the
  Company's common stock at a conversion price of
  $0.05 per share.  The conversion price at the
  date these notes were negotiated was below the
  fair value of the Company's common stock.            134,000


                                    Continued

                              BLUEGATE CORPORATION
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED
                                   __________


7.   NOTES  PAYABLE  TO  RELATED  PARTIES,  CONTINUED
     ------------------------------------------------

Notes payable to MPH Production Company (a company
  controlled by Robert Davis, an officer/founding
  stockholder of the Company) and Manfred Sternberg (an
  officer/founding stockholder of the Company).  These
  notes bear interest at a stated rate of 15% per year
  and are due on demand.  If demand is not made by the
  note holders, the final maturity dates of these
  notes will occur on January 1, 2014.  Interest is
  due monthly beginning on February 1, 2004.  These
  notes are collateralized by substantially all assets
  of the Company.                                          99,833
                                                         --------

    Total notes payable to related parties               $389,018
                                                         ========

8.   ACCRUED  LIABILITIES
     --------------------

     Accrued  liabilities  consists  of  the  following  at  December  31, 2004:

Accrued payroll tax liability                 $122,596
Accrued penalties on payroll tax liability      81,836
Accrued medical insurance                        9,287
Accrued sales taxes                              9,052
Accrued interest expense                        73,866
                                              --------

                                              $296,637
                                              ========

     The accrued payroll tax liability includes a $81,836 balance that was assumed in connection with the reverse acquisition of Berens Industries, Inc. in 2002. Penalties and interest incurred on this liability have been accrued through December 31, 2004; however such penalties and interest may continue to accrue. Accordingly, this payroll tax liability could increase significantly if not settled in the near term in an amount that is satisfactory to the Company.


9.   INCOME  TAXES
     -------------

     The composition of deferred tax assets and the related tax effects at December 31, 2004 were as follows:

Liability
---------
Basis of property and equipment        $     5,000
                                       ------------

Assets
------
Benefit from carryforward of net         2,487,000
  operating loss
Accrued interest to related parties         25,000
Allowance for doubtful accounts             16,000
                                       ------------

  Total assets                           2,528,000

Less valuation allowance                (2,523,000)
                                       ------------

                                             5,000
                                       ------------

    Net deferred tax asset             $         -
                                       ------------


                                    Continued

                              BLUEGATE CORPORATION
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED
                                   __________


9.   INCOME  TAXES,  CONTINUED
     -------------------------

     The difference between the income tax benefit in the accompanying statement of operations and the amount that would result if the U.S. Federal statutory rate of 34% were applied to pre-tax loss for the years ended
     December  31,  2004  and  2003  is  as  follows:

                                     YEAR ENDED             YEAR ENDED
                                 DECEMBER 31, 2004      DECEMBER 31, 2003
                               ---------------------  ---------------------
                                 AMOUNT     PERCENT     AMOUNT     PERCENT
                               ----------  ---------  ----------  ---------
Benefit for income tax at
  federal statutory rate       $ 217,668       34.0%  $ 864,834       34.0%
Non-deductible meals and
  entertainment                   (2,599)      (0.4)     (4,115)      (0.2)
Non-deductible interest
  expense                        (25,000)      (3.9)          -          -
Non-deductible compensation            -          -    (195,971)      (7.7)
Increase in valuation
  allowance                     (190,069)     (29.7)   (664,748)     (26.1)
                               ----------  ---------  ----------  ---------

    Total                      $       -          -%  $       -          -%
                               ==========  =========  ==========  =========

     At December 31, 2004, for federal income tax and alternative minimum tax reporting purposes, the Company has approximately $7,308,000 of unused net operating losses available for carryforward to future years. The benefit from carryforward of such net operating losses will expire in various years through 2024. Under the provisions of Section 382 of the Internal Revenue Code, the benefit from utilization of approximately $1,144,000 of net operating losses incurred prior to July 23, 2001 was significantly limited as a result of the change of control that occurred in connection with the Company's reverse acquisition of Berens Industries, Inc. (See Note 2). The benefit could be subject to further limitations if significant future ownership changes occur in the Company.


10.  STOCKHOLDERS'  EQUITY
     ---------------------

     REVERSE  STOCK  SPLIT
     ---------------------

     Effective September 24, 2004, the Company's board of directors declared a 20 for 1 reverse stock split. The reverse stock split has been reflected in the accompanying consolidated financial statements and all references to common stock outstanding, additional paid in capital, weighted average shares outstanding and per share amounts prior to the record date of the reverse stock split have been restated to reflect the stock split on a retroactive basis.

     COMMON  STOCK
     -------------

     The Company entered into agreements to sell common stock under Regulation S to various foreign investors. During the years ended December 31, 2004 and 2003, the Company issued 755,140 and 902,634 shares under Regulation S at prices ranging from approximately $0.50 to approximately $2.80 per share.

     During the years ended December 31, 2004 and 2003, the Company issued common stock to an attorney and to various consultants for legal and financial services. These transactions were exempt pursuant to Section 4(2) of the Securities Act of 1933. During the years ended December 31, 2004 and 2003, the Company issued 2,500 and 42,500 shares for services aggregating $2,164 and $255,000, respectively, under these arrangements.


                                    Continued

                              BLUEGATE CORPORATION
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED
                                   __________


10.  STOCKHOLDERS'  EQUITY
     ---------------------

     SERIES  A  PREFERRED  STOCK
     ---------------------------

     During 2001 the Company's board of directors approved the issuance of 120 shares of Series A voting convertible non-redeemable preferred stock with a par value of $0.001 per share and a liquidation value of $5,000 per share. Each share of Series A convertible preferred stock may be converted, at the option of the shareholder, into 11,698.75 shares of common stock with fractional shares permitted.

     SERIES  B  PREFERRED  STOCK
     ---------------------------

     During 2002 the Company's board of directors approved the issuance of 100 shares of Series B convertible non-redeemable preferred stock with a par value of $0.001 per share and a liquidation value of $200 per share. On October 11, 2002 the Company issued 23 shares of such stock to retire certain liabilities totaling $72,768 and to obtain indemnification from certain contingencies assumed in the reverse acquisition of Berens Industries, Inc. (See Note 2). All Series B Preferred Stock was converted to common in 2003.

     STOCK  OPTIONS
     --------------

     The Company periodically issues incentive stock options to key employees, officers and directors to provide additional incentives to promote the success of the Company's business and to enhance the ability to attract and retain the services of qualified persons. The board of directors approves the issuance of all stock options. The exercise price of an option granted is determined by the fair market value of the stock on the date of grant, less a discount approved by the board of directors. The options vest immediately or over a period of time as determined at the date of grant.

     STOCK  OPTION  PLAN
     -------------------

     The Company has adopted the 2002 Stock and Stock Option Plan (the "Plan") under which incentive stock options for up to 450,000 shares of the Company's common stock may be awarded to officers, directors and key employees. The Plan is designed to attract and reward key executive personnel. As of December 31, 2004, the Company has granted 125,000 options under the Plan.

     Stock options granted pursuant to the Option Plan expire as determined by the board of directors. All of the options granted by the Company are to be granted at an option price equal to the fair market value of the common stock at the date of grant.


                                    Continued

                              BLUEGATE CORPORATION
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED
                                   __________

10.  STOCKHOLDERS'  EQUITY,  CONTINUED
     ---------------------------------

     PRO-FORMA  DISCLOSURES
     ----------------------

     The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) and related Interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under FASB Statement No. 123, "Accounting for Stock-Based Compensation", requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, because the exercise price of the Company's employee stock options is greater than or equals the market price of the underlying stock on the date of grant, no compensation expense has been recognized.

     Proforma information regarding net income and earnings per share is required by Statement 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model.

     The Black-Scholes option valuation model was developed for use in estimating fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

     For purposes of proforma disclosures, the estimated fair value of the options is included in expense over the option's vesting period or expected life. The Company's proforma information for the years ended December 31, 2004 and 2003 follows:

                                                 2004         2003
                                              -----------  -----------
Net loss as reported                          $  640,199   $2,543,629

Proforma net loss                              1,161,499   $2,685,006

Basic and diluted loss per share as reported  $     0.30   $     2.06

Proforma basic and diluted loss per share     $     0.54   $     0.11

Risk free interest rate                              4.5%         3.5%

Dividend yield                                       -0-          -0-

Weighted average volatility                          190%         100%

Weighted-average expected life of options         5 yrs.       3 yrs.


                                    Continued

                              BLUEGATE CORPORATION
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED
                                   __________

10.  STOCKHOLDERS'  EQUITY,  CONTINUED
     ---------------------------------

     SUMMARY  OF  STOCK  OPTIONS
     ---------------------------

     A summary of the Company's stock option activity and related information for the years ended December 31, 2004 and 2003 follows:

                               NUMBER OF               WEIGHTED-
                                SHARES                  AVERAGE
                                 UNDER     EXERCISE     EXERCISE
                                OPTIONS      PRICE       PRICE
                               ---------  -----------  ----------
Outstanding-December 31, 2002    137,690  $2.10        $     2.10

  Granted                         85,850  $2.00-$6.00  $     3.00
  Cancelled                            -
                               ---------

Outstanding-December 31, 2003    223,540  $2.00-$6.00  $     2.40

  Granted                        125,000  $4.40        $     4.40
  Cancelled                            -            -           -
                               ---------

Outstanding-December 31, 2004    348,540  $2.00-$6.00  $     3.12
                               =========

     The weighted-average fair value of options granted during the years ended December 31, 2004 and 2003 was $0.21 and $0.19, respectively. The compensation expense associated with these options is being recognized ratably over the service period required of the employees.

 NUMBER OF                 REMAINING
COMMON STOCK   CURRENTLY   CONTRACTUAL        EXERCISE
EQUIVALENTS   EXERCISABLE  EXPIRATION DATE  LIFE (YEARS)  PRICE
------------  -----------  ---------------  ------------  ------
      68,176       68,176  November 2011             6.8  $ 2.00
      67,015       67,015  February 2012             7.2    2.00
       2,500        2,500  October 2012              7.8    2.00
       5,000        5,000  January 2008              3.0    6.00
      12,500       12,500  January 2008              3.0    2.00
       8,333        8,333  April 2008                3.3    2.00
       8,333        8,333  July 2008                 3.5    2.00
       8,333        8,333  October 2008              3.8    2.00
      30,850       30,850  October 2008              3.8    4.00
      12,500       12,500  December 2008             3.9    2.00
     125,000      125,000  January 2009              4.0    4.40
------------  -----------

     348,540      348,540
============  ===========


                                    Continued

                              BLUEGATE CORPORATION
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED
                                   __________

10.  STOCKHOLDERS' EQUITY, CONTINUED
     -------------------------------

     SUMMARY OF STOCK WARRANTS
     -------------------------

     A summary of the Company's warrant activity and related information for the years ended December 31, 2004 and 2003 follows:

                               NUMBER OF                WEIGHTED-
                                SHARES                   AVERAGE
                                 UNDER      EXERCISE     EXERCISE
                                OPTIONS      PRICES       PRICE
                               ---------  ------------  ----------
Outstanding-December 31, 2002     73,500  $2.00-$10.00  $     8.20

  Granted                         43,040  $0.20-$4.00   $     3.80
                               ---------

Outstanding-December 31, 2003    116,540  $0.20-$10.00  $     6.60

  Granted                              -             -           -
                               ---------

Outstanding-December 31, 2004    116,540  $0.20-$10.00  $     6.60
                               =========

     The weighted-average fair value of warrants granted during the year ended December 31, 2003 was $0.38.

 NUMBER OF                                   REMAINING
COMMON STOCK   CURRENTLY                    CONTRACTUAL   EXERCISE
EQUIVALENTS   EXERCISABLE  EXPIRATION DATE  LIFE (YEARS)    PRICE
------------  -----------  ---------------  ------------  ---------
      37,500       37,500  November 2005             3.9  $   10.00
       5,000        5,000  February 2008             3.2       2.00
      11,000       11,000  July 2008                 3.5       2.00
      20,000       20,000  March 2009                4.2      10.00
      15,000       15,000  March 2008                3.3       4.00
      25,000       25,000  July 2008                 3.5       3.80
       2,500        2,500  November 2008             3.8       2.00
         540          540  November 2008             3.8       0.20
------------  -----------

     116,540      116,540
============  ===========

11.  LEASE  COMMITMENT
     -----------------

     The Company operates from leased office space under an operating lease that expires in July 2005 and includes no provisions for extension. The lease includes lease payments escalation and provisions for other increases to rental payments should certain costs of the landlord increase. The Company also pays monthly access fees to the buildings in which it provides its broadband services. Future annual lease payments due under this lease in 2005 are $54,539

     Rent expense incurred under operating leases for years ended December 31, 2004 and 2003 was $92,591 and $95,416, respectively. During the years ended December 31, 2004 and 2003, the Company received sublease income of $45,725 and $2,500, respectively.


                                    Continued

                              BLUEGATE CORPORATION
              NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED
                                   __________


12.  RELATED  PARTY  TRANSACTIONS
     ----------------------------

     During the years ended December 31, 2004 and 2003, the Company engaged in various related party transactions as follows:

     - During 2003, 2002 and 2001 the Company entered into note payable agreements with various, officers, employees, directors and/or founding stockholders. These notes are described in Note 5.

     - During 2002, the Company entered into a factoring arrangement on its accounts receivable with Manfred Sternberg. The amount due under this factoring arrangement was $34,265 at December 31, 2002 and the factoring agreement was fully repaid in 2003.

     - During 2001, the company entered into a $150,000 line of credit agreement with Manfred Sternberg and Robert Davis. The total amount due under this line of credit agreement at December 31, 2003 was 100,755 and the balance was fully repaid in 2004.

     - During the years ended December 31, 2004 and 2003, the Company incurred interest expenses on related party debt of approximately $35,000 in each year.

     - The Company has a three year employment agreement with Manfred Sternberg, the Company's chief executive officer, that extends through January 1, 2007 and provides for a base salary of $180,000. Under the employment agreement, the Company committed to the issuance of options for 450,000 shares of the Company's common stock at $4.40 per share in three stages. On January 1, 2004, the Company's CEO was granted 125,000 five year options to purchase shares at $4.40 per share. The CEO will be issued 150,000 and 175,000 additional options at January 1, 2005 and 2006, respectively. The employment agreement also contains a provision that in the event of a change of control, the Company will pay Mr. Sternberg the sum of $2,000,000, all pending compensation for future consideration would become immediately due and payable, and all options would become immediately fully vested.


12.  NON  CASH  INVESTING  AND  FINANCING  ACTIVITIES
     ------------------------------------------------

     During the year ended December 31, 2004, he Company engaged in certain non-cash investing and financing activities as follows:

     The Company recognized proceeds from a $400,000 note payable as a component of the sales price of its broadband operations. (See Note 3)

     The Company accepted a $250,000 note receivable as part of the sales price of its broadband operations. (See Note 3)

                              BLUEGATE CORPORATION
                                   __________




              UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
               FOR THE THREE MONTHS ENDED MARCH 31, 2005 AND 2004

                              BLUEGATE CORPORATION

                      CONDENSED CONSOLIDATED BALANCE SHEET

                                   __________


                                                              MARCH 31,     DECEMBER 31,
                                                                 2005           2004
     ASSETS                                                  (UNAUDITED)       (NOTE)
     ------                                                  ------------  --------------
Current assets:
  Cash and cash equivalents                                  $    36,617   $       3,708
  Accounts receivable,                                           212,124         209,856
  Note receivable                                                126,026         146,814
  Other                                                           30,234          29,429
                                                             ------------  --------------

    Total current assets                                         405,001         389,807

Goodwill                                                          50,160               -

Property and equipment, net                                       96,803          73,458
                                                             ------------  --------------

      Total assets                                           $   551,964   $     463,265
                                                             ============  ==============


LIABILITIES AND STOCKHOLDERS' DEFICIT
-------------------------------------

Current liabilities:
  Book overdraft                                             $         -   $       9,620
  Notes payable                                                   12,800           2,800
  Notes payable to related parties                                34,000         389,018
  Accounts payable                                               592,021         715,836
  Accrued liabilities                                            269,375         296,637
  Deferred revenue                                               196,202         217,073
                                                             ------------  --------------

    Total current liabilities                                  1,104,398       1,630,984
                                                             ------------  --------------

Commitment and contingencies

Stockholders' deficit:
  Series A Convertible Non-Redeemable Preferred stock,
    $.001 par value, 20,000,000 shares authorized, 110,242
    shares issued and outstanding, $5,000 per share
    liquidation preference ($551,210 aggregate liquida-
    tion preference)                                                   -               -
  Series B Convertible Non-Redeemable Preferred stock,
    $0.001 par value, 10,000,000 shares authorized, no
    shares issued and outstanding                                      -               -
  Common stock, $.001 par value, 50,000,000 shares auth-
    orized, 3,239,825 shares issued and outstanding                3,240           2,549
  Additional paid-in capital                                   7,597,229       6,184,450
  Subscription receivable                                         (8,510)        (11,141)
  Deferred compensation                                         (346,867)              -
  Unissued common stock                                        1,047,201               -
  Accumulated deficit                                         (8,844,727)     (7,343,577)
                                                             ------------  --------------

    Total stockholders' deficit                                 (552,434)     (1,167,719)
                                                             ------------  --------------

      Total liabilities and stockholders' deficit            $   551,964   $     463,265
                                                             ============  ==============


Note: The balance sheet at December 31, 2004 has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements.


                             See accompanying notes.

                              BLUEGATE CORPORATION

             UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                   FOR THE THREE MONTHS MARCH 31, 2005 AND 2004

                                    __________


                                                         MARCH 31,     MARCH 31,
                                                            2005         2004
                                                        ------------  -----------
Service revenue                                         $   359,547   $  194,535

Cost of services                                            175,764      165,442
                                                        ------------  -----------

  Gross margin                                              183,783       29,093

Selling, general and administrative expenses                724,788      238,173
                                                        ------------  -----------

Loss from operations                                       (541,005)    (209,080)
                                                        ------------  -----------

Other income and (expense):
  Interest income                                               728            -
  Loss on conversion of notes payable to common stock      (946,971)           -
  Interest expense                                          (11,283)      (2,768)
  Other expense                                              (2,619)           -
                                                        ------------  -----------

    Other expense, net                                     (960,145)      (2,768)
                                                        ------------  -----------

Loss from continuing operations                          (1,501,150)    (211,848)
                                                        ------------  -----------

Discontinued operations:
  Loss from operation of discontinued broadband
    internet segment                                              -     (224,424)
                                                        ------------  -----------

      Net income (loss)                                 $(1,501,150)  $ (436,272)
                                                        ============  ===========


Basic and diluted net loss per common share             $     (0.46)  $    (0.20)
                                                        ============  ===========

Weighted average shares outstanding                       3,263,370    1,924,627
                                                        ============  ===========


                             See accompanying notes.

                                                       BLUEGATE CORPORATION

                                          CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

                                            FOR THE THREE MONTHS ENDED MARCH 31, 2005

                                                            __________

                                                  SERIES A             SERIES B
                           COMMON STOCK        PREFERRED STOCK      PREFERRED STOCK    ADDITIONAL
                        ------------------  --------------------  ------------------    PAID-IN     SUBSCRIPTION      DEFERRED
                         SHARES    AMOUNT    SHARES     AMOUNT     SHARES    AMOUNT     CAPITAL      RECEIVABLE     COMPENSATION
                        ---------  -------  ---------  ---------  ---------  -------  -----------  --------------  --------------
Balance at December
  31, 2004              2,548,809  $ 2,549        111  $       -          -  $     -  $ 6,184,450  $     (11,141)  $           -

Issuance of common
  stock for cash          161,016      161          -          -          -        -       26,704              -               -

Conversion of notes
  payable and accrued
  interest for unis-
  sued common stock
  and stock options             -        -          -          -          -        -      806,818              -               -

Issuance of common
  stock to an officer
  as compensation         100,000      100          -          -          -        -      100,900              -               -

Issuance of common
  stock to pay con-
  sulting fees            430,000      430          -          -          -        -      377,969              -        (346,867)

Purchase of certain
  assets of a company
  for unissued common
  stock                         -        -          -          -          -        -            -              -               -

Cash received for com-
  mon stock that has
  not been issued               -        -          -          -          -        -            -              -               -

Receipt of cash for
  subscription receiv-
  able                          -        -          -          -          -        -            -          2,631               -

Stock options issued
  for services                  -        -          -          -          -        -      100,388              -               -

Net loss                        -        -          -          -          -        -            -              -               -
                        ---------  -------  ---------  ---------  ---------  -------  -----------  --------------  --------------

Balance at March 31,
  2005                  3,239,825  $ 3,240        111  $       -          -  $     -  $ 7,597,229  $      (8,510)  $    (346,867)
                        =========  =======  =========  =========  =========  =======  ===========  ==============  ==============


                         UNISSUED
                          COMMON     ACCUMULATED
                          STOCK        DEFICIT        TOTAL_
                        ----------  -------------  ------------
Balance at December
  31, 2004              $        -  $ (7,343,577)  $(1,167,719)

Issuance of common
  stock for cash                 -             -        26,865

Conversion of notes
  payable and accrued
  interest for unis-
  sued common stock
  and stock options        706,041             -     1,512,859

Issuance of common
  stock to an officer
  as compensation                -             -       101,000

Issuance of common
  stock to pay con-
  sulting fees                   -             -        31,532

Purchase of certain
  assets of a company
  for unissued common
  stock                    116,160             -       116,160

Cash received for com-
  mon stock that has
  not been issued          225,000             -       225,000

Receipt of cash for
  subscription receiv-
  able                           -             -         2,631

Stock options issued
  for services                   -             -       100,388

Net loss                         -    (1,501,150)   (1,501,150)
                        ----------  -------------  ------------

Balance at March 31,
  2005                  $1,047,201  $ (8,844,727)  $  (552,434)
                        ==========  =============  ============


                             See accompanying notes.

                                BLUEGATE CORPORATION
              UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
                 FOR THE THREE MONTHS ENDED MARCH 31, 2005 AND 2004
                                     __________


                                                           MARCH 31,     MARCH 31,
                                                              2005         2004
                                                          ------------  -----------
Cash flows from operating activities:
  Net loss                                                $(1,501,150)  $ (436,272)
  Adjustments to reconcile net loss to net cash
    used in operating activities:                           1,281,924      207,385
                                                          ------------  -----------

      Net cash used by continuing operations                 (219,226)    (206,477)
      Net cash used by discontinued operations                      -      (22,410)
                                                          ------------  -----------

        Net cash used by operating activities                (219,226)    (228,887)
                                                          ------------  -----------

Cash flows from investing activities:
  Payments received on note receivable                         20,788            -
  Purchase of computers and equipment                         (42,769)           -
  Proceeds from disposition of property and equipment               -        4,366
                                                          ------------  -----------

      Net cash used by continuing operations                  (21,981)       4,366
      Net cash used by discontinued operations                      -            -
                                                          ------------  -----------

        Net cash provided (used) by investing activities      (21,981)       4,366
                                                          ------------  -----------

Cash flows from financing activities:
  Repayment of book overdraft                                  (9,620)     (28,766)
  Proceeds from notes payable                                  10,000       40,000
  Repayment of notes payable                                        -         (795)
  Repayment of notes payable to related parties                     -      (14,000)
  Collection of subscription receivable                         2,631            -
  Proceeds from sale of common stock                          251,865      227,587
                                                          ------------  -----------

      Net cash provided by continuing operations              274,116      224,026
      Net cash provided by discontinued operations                  -            -
                                                          ------------  -----------

        Net cash provided by financing activities             274,116      224,026
                                                          ------------  -----------

Net increase (decrease) in cash and cash equivalents           32,909         (495)

Cash and cash equivalents at beginning of period                3,708        9,485
                                                          ------------  -----------

Cash and cash equivalents at end of period                $    36,617   $    8,990
                                                          ============  ===========


Non-Cash Investing and Financing Activities:

  Issuance of common stock for acquisition
    of TEKMedia Communications, Inc.                      $   116,160   $        -
  Common stock issued for conversion of
    notes payable                                             355,018            -
  Common stock issued for conversion of
    accrued interest                                           56,573            -
  Common stock issued for conversion of
    Accounts payable                                          154,297            -

                              See accompanying notes.

                              BLUEGATE CORPORATION
         NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   __________


1.   BASIS  OF  PRESENTATION  AND  CRITICAL  ACCOUNTING  POLICIES
     ------------------------------------------------------------

     Bluegate Corporation (the "Company") is a Nevada Corporation that was originally established to conduct an effort to capitalize on the telecommunications industry downturn that began during 2000. The Company has now focused its efforts on providing the healthcare community BLUEGATE, the Company's secure medical network using Cisco System's(TM) virtual private network technology to assist in compliance with the Health Insurance Portability and Accountability Act of 1996 ("HIPPA").

     The Company was originally incorporated as Solis Communications, Inc. ("Solis") on July 23, 2001 and adopted a name change to Crescent Communications Inc. upon completion of a reverse acquisition of Berens Industries, Inc.

     The unaudited consolidated condensed financial statements included herein have been prepared without audit pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted, pursuant to such rules and regulations. These unaudited consolidated condensed financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto of Bluegate Corporation (the "Company") included in the Company's Annual Report on Form 10-KSB for the year ended December 31, 2004.

     In the opinion of management, the unaudited consolidated condensed financial information included herein reflect all adjustments, consisting only of normal, recurring adjustments, which are necessary for a fair presentation of the Company's financial position, results of operations and cash flows for the interim periods presented. The results of operations for the interim periods presented herein are not necessarily indicative of the results to be expected for a full year or any other interim period.

     STOCK-BASED  COMPENSATION
     -------------------------

     The Company has adopted Statement of Financial Accounting Standards ("SFAS") No. 123 - "Accounting for Stock Based Compensation." Under SFAS No. 123, the Company is permitted to either record expenses for stock options and other employee compensation plans based on their fair value at the date of grant or to continue to apply our current accounting policy under Accounting Principles Board, ("APB") Opinion No. 25 "Accounting for
     Stock Issued to Employees," and recognize compensation expense, if any, based on the intrinsic value of the equity instrument at the measurement date. In December of 2002, the FASB issued SFAS No. 148, "Accounting for Stock- Based Compensation - Transition and Disclosure - An Amendment to FASB Statement No. 123" to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. The Company elected to not change to the fair value based method of accounting for stock based compensation. Additionally, the statement amended disclosure requirements of SFAS No. 123 to require more prominent disclosure in both annual and interim financial statements.

                              BLUEGATE CORPORATION
         NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   __________


1.   BASIS  OF  PRESENTATION  AND  CRITICAL  ACCOUNTING  POLICIES,  CONTINUED
     ------------------------------------------------------------------------

     SIGNIFICANT  ESTIMATES
     ----------------------

     The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the consolidated financial statements and the reported amounts of revenues and expenses during the periods. Actual results could differ from estimates making it reasonably possible that a change in the estimates could occur in the near term.

     REVENUE  RECOGNITION
     --------------------

     Revenue from telecommunications services are recognized based upon contractually determined service charges to individual customers. Telecommunications services are billed in advance and revenues are deferred until the period in which the services are provided. At March 31, 2005 and December 31, 2004, deferred service revenue was $196,202 and $217,073, respectively.

2.   GOING  CONCERN  CONSIDERATIONS
     ------------------------------

     During the three months ended March 31, 2005, and the years ended December 31, 2004 and 2003 the Company has been unable to generate cash flows sufficient to support its operations and has been dependent on debt and equity raised from qualified individual investors. During the years ended December 31, 2004 and 2003, the Company experienced negative financial results as follows:

                                               2004          2003
                                           ------------  ------------
       Net loss                            $  (640,199)  $(2,543,629)
       Negative cash flow from operations   (1,299,842)   (1,423,363)
       Negative working capital             (1,241,177)   (1,743,942)
       Stockholders' deficit                (1,167,719)   (1,140,379)

     These negative factors have continued during the three months ended March 31, 2005 and raise substantial doubt about the Company's ability to continue as a going concern.

     The Company has supported current operations by: 1) raising additional operating cash through private placements of its common stock, and 2) issuing stock and options as compensation to certain employees and vendors in lieu of cash payments.

     These steps have provided the Company with the cash flows to continue its business plan, but have not resulted in significant improvement in the Company's financial position. Management is considering alternatives to address its critical cash flow situation that include:

                              BLUEGATE CORPORATION
         NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   __________


2.   GOING  CONCERN  CONSIDERATIONS,  CONTINUED
     ------------------------------------------

     - Raising capital through additional sale of its common and preferred stock and/or debt securities.

     - Merging the Company with another business that compliments current activities.

     - Reducing cash operating expenses to levels that are in line with current revenues. Reductions can be achieved through the issuance of additional common shares of the Company's stock in lieu of cash payments to employees or vendors.

     These alternatives could result in substantial dilution of existing stockholders. There can be no assurances that the Company's current financial position can be improved, that it can raise additional working capital or that it can achieve positive cash flows from operations. The Company's long-term viability as a going concern is dependent upon the following:

     - The Company's ability to locate sources of debt or equity funding to meet current commitments and near term future requirements.

     - The ability of the Company to achieve profitability and ultimately generate sufficient cash flow from operations to sustain its continuing operations.


3.   ACQUISITION  OF  TEKMEDIA  COMMUNICATIONS,  INC.("TEKMEDIA")
     ------------------------------------------------------------

     On March 1, 2005, the Company acquired the assets of TEKMedia in exchange for 132,000 shares of the Company's common stock. Following is an analysis of the assets acquired and the purchase price:

     Assets acquired:
       Accounts receivable    66,000
       Goodwill               50,160
                            --------

     Common stock issued    $116,160
                            ========


4.   INCOME  TAX
     -----------

     The difference between the Federal statutory income tax rate of 34% and the Company's effective rate is primarily attributable to increases in the valuation allowance offset against deferred tax assets associated with the Company's net operating losses.

                              BLUEGATE CORPORATION
         NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   __________


5.   STOCKHOLDERS'  EQUITY
     ---------------------

     During the three months ended March 31, 2005, the Company engaged in various transactions affecting stockholders' equity, as follows:

     - The Company sold common stock under Regulation S to various foreign investors under investment agreements entered into during 2002. The investment agreements generally provide for the sale of restricted common stock at 35% of the current trading price in the United States. During the three month period ended March 31, 2005 161,016 shares were issued for $26,865.

     - Officers and directors holding convertible notes totaling $355,018, agreed to convert those notes, related accrued interest of $56,573 and accounts payable for legal services of $154,297 into common stock. The stock was issued subsequent to March 31, 2005. In connection with the conversions, the Company issued the officers and directors a total of 1,008,630 three-year options to acquire shares of the Company's common stock. The options are exercisable after a vesting period at $1.00 per share. The unissued common stock and the stock options granted under the conversion totaled were valued at $1,512,859 and the Company recognized a loss on the conversion of $946,971

     - The Company issued 10,000 shares of common stock to a director as compensation totaling $101,000.

     -    The  Company  issued  common  stock  for  consulting services totaling
          $31,532.

     - The Company purchased certain assets of TEKMedia in exchange for 132,000 shares of common stock valued at $116,160. These shares were not yet issued at March 31, 2005.

     - The Company sold common stock for $225,000 in, however the shares have not been issued.

     -    The Company received cash totaling $2,631 for subscription receivable.

     - The Company issued options to acquire shares of the Company's common stock to a consultant. The options are exercisable after a vesting period at $1.00 per share.